NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SIGMA-ALDRICH CORPORATION

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SIGMA-ALDRICH CORPORATION

3050 Spruce Street

St. Louis, Missouri 63103

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May 6, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Sigma-Aldrich Corporation will be held at the Sigma-Aldrich Life Science and High Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103, on Tuesday, May 6, 2008 at 11:00 A.M., Central Daylight Time, for the following purposes:

1.	To elect ten directors;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountant for 2008;

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record as of the close of business on March 7, 2008 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

The Proxy and accompanying form of proxy are first being sent to shareholders on or about March 21, 2008.

By Order of the Board of Directors,

Richard A. Keffer, Secretary
March 13, 2008

Your vote is important. You may vote in any one of the following ways:

•	Use the toll-free telephone number shown on the proxy card.

•	Use the internet web site shown on the proxy card.

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Shareholders who attend the meeting may revoke their proxies and vote in person if they desire.

SIGMA-ALDRICH CORPORATION

PROXY STATEMENT

Annual Meeting of Shareholders

May 6, 2008

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Sigma-Aldrich Corporation (the “Company”) for use at the Annual Meeting of Shareholders (the “Meeting”) to be held at the Sigma-Aldrich Life Science and High Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103, at 11:00 A.M. Central Daylight Time, on Tuesday, May 6, 2008, and any adjournments thereof. Any shareholder giving the proxy has the power to revoke it at any time before it is voted (i) by written notice mailed to and received by Sigma-Aldrich Corporation c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717, (ii) by submitting a later-dated proxy, or (iii) by attending the Meeting and casting a contrary vote. If the proxy is not so revoked or not revoked in person at the Meeting, such proxy will be voted either as designated or, if no designation is made, will be voted in favor of the nominees for directors and for the ratification of KPMG LLP as independent registered public accountant for 2008.

Shareholders of record as of the close of business on March 7, 2008 are entitled to notice and will be entitled to vote at the Meeting and at any adjournments thereof. As of the close of business on March 7, 2008, there were a total of 128,805,282 shares of common stock outstanding and entitled to vote. Shareholders of record will be entitled to one vote for each share held on all matters, including the election of directors. This Proxy Statement and form of proxy are first being sent to shareholders on or about March 21, 2008.

If you are a shareholder of record, you may vote your shares of common stock by telephone or through the Internet. You may also vote your shares by mail. Please see the proxy/voting instruction card accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 5, 2008. Submitting your vote via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. You may change your vote or revoke your proxy as described above or by submitting a valid, subsequent vote by telephone or through the Internet.

If you participate in the Sigma-Aldrich Stock Fund in the Sigma-Aldrich 401(k) Retirement Savings Plan, Fidelity Management Trust Company will vote any shares credited to your account as of the record date in accordance with your voting instructions, which can be provided by returning the proxy card by mail or voting by telephone or through the Internet as described above. If voting instructions are not received by May 1, 2008, the shares credited to your account will not be voted. Any unallocated shares will be voted in proportion to the responses received from participants.

The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. Shareholders voting via the Internet and by telephone should understand that there may be costs associated with voting in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone by employees of the Company without additional compensation. Brokers, dealers, banks and their nominees will be requested to forward proxy material to the beneficial owners of stock held by them of record, and the Company will reimburse them for their reasonable out-of-pocket and clerical expenses upon request.

The mailing address of the Company’s principal executive office is 3050 Spruce Street, St. Louis, Missouri 63103.

ELECTION OF DIRECTORS

Ten directors of the Company are to be elected to hold office until the next annual meeting or until their successors are elected and qualified. The persons named as proxies in the accompanying proxy card intend to vote for the election of the nominees named below. If for any reason any of the nominees are unable to serve or for good cause will not serve, the persons named as proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors.

Nominees for Board of Directors

The following are the nominees for directors of our Company, their principal occupation, background, period of service as a director of our Company, other directorships and age as of March 13, 2008. All of the nominees are presently directors of the Company and, except for Rebecca M. Bergman, were elected to their present terms as directors at the 2007 Annual Meeting of Shareholders. The Board of Directors of the Company has determined that each of the Company’s directors, other than David R. Harvey and Jai P. Nagarkatti, and that each member of the Audit Committee, Compensation Committee and Corporate Governance Committee is an “independent director” under rules of the Nasdaq Global Select Market. In addition, the Board of Directors has determined that, in its judgment, each member of the Audit Committee is independent within the meaning of Section 10A of the Securities and Exchange Act of 1934, as amended. There is no family relationship between any of the officers or directors.

David R. Harvey

Chairman and an Executive Officer of the Company for more than five years. He served as Chief Executive Officer for more than five years until December 31, 2005 and served as President for more than five years until August 2004. He has been a director of the Company since 1981. He is also a director of CF Industries. Age 68.

W. Lee McCollum

Executive Vice President and Chief Financial Officer of S.C. Johnson & Son, Inc., a manufacturer and marketer of consumer package goods, Racine, Wisconsin, for more than five years. He has been a director of the Company since 2001. He is also a director of Johnson Outdoors, Inc. and Johnson Financial Group. Age 58.

Jai P. Nagarkatti

President and Chief Executive Officer of the Company since January 1, 2006. He served as President and Chief Operating Officer from August 2004 to December 31, 2005. Previously he served as the President of the Company’s Scientific Research business unit from December 2002 to August 2004. He has been a director of the Company since November 2005. Age 61.

Avi M. Nash

Managing Director of Avi Nash LLC, a management consulting firm in Greenwich, Connecticut, that works with global chemical industry leaders in mergers and acquisitions, capital market transactions and other strategic matters. Prior to launching his firm in 2003, he was a partner at Goldman Sachs, New York, New York, for more than five years. He has been a director of the Company since November 2005. Age 55.

Steven M. Paul

Executive Vice President for Science and Technology and President of the Lilly Research Laboratories of Eli Lilly and Company, a pharmaceutical company that engages in the discovery, development, manufacture and sale of pharmaceutical products, Indianapolis, Indiana, since July 2003. He was Group Vice President of Therapeutic Area Discovery Research and Clinical Investigation for Lilly

Research Laboratories, a division of Eli Lilly and Company, for more than five years until July 2003. He has been a director of the Company since November 2006. He is also a director of the Lilly Foundation, the Foundation of the NIH, Butler University and the Indianapolis Zoological Society. Age 57.

J. Pedro Reinhard

President of Reinhard & Associates, a financial advisory practice of Ameriprise Financial Services, Inc., since 2006. He was Executive Vice President and Chief Financial Officer of The Dow Chemical Company, a manufacturer of chemicals, plastic materials, agricultural and other specialized products, Midland, Michigan, for more than five years until December 2005 and September 2005, respectively. He has been a director of the Company since 2001. He is also a director of Colgate Palmolive Co. and Royal Bank of Canada. Age 62.

Timothy R.G. Sear

Former Chairman of Alcon Laboratories, Inc., a manufacturer of ophthalmic pharmaceuticals, surgical instruments and accessories and consumer vision care products, Fort Worth, Texas, for more than five years until April 2005. He also served as President and Chief Executive Officer of Alcon Laboratories, Inc. for more than five years until October 2004. He has been a director of the Company since May 2005. He is also a director of GTX. Age 70.

D. Dean Spatz

CEO of Watasso Ventures, a company that specializes in investing in and actively participating in the management and development of entrepreneurial start-up companies. Former Chairman and Chief Executive Officer of Osmonics, Inc., a manufacturer of water purification, fluid separation and fluid handling products and equipment, Minnetonka, Minnesota. He was founder, Chairman and Chief Executive Officer of Osmonics, Inc. for more than five years until February 2003 when Osmonics, Inc. was acquired by GE Infrastructure, a unit of General Electric Company. He has been a director of the Company since 1994. He also serves as a director of three privately held companies. Age 63.

Barrett A. Toan

Former Chairman of Express Scripts, Inc., a pharmacy benefits management company, St. Louis, Missouri. He was Chairman of Express Scripts, Inc. for more than five years until May 2006. He also served as Chief Executive Officer of Express Scripts, Inc. for more than five years until March 2005. He has been a director of the Company since 2001. He is also a director of Express Scripts, Inc. and Genworth Financial, Inc. Age 60.

New Nominee for Director The following individual was recommended by the Corporate Governance Committee and approved by the Board of Directors to be a nominee as a director of the Company:
Rebecca M. Bergman

Vice President for Science and Technology of Medtronic Inc., a manufacturer of products and therapies used in the diagnosis, prevention and monitoring of chronic medical conditions, Minneapolis, Minnesota, for more than five years. Age 51.

The Board of Directors recommends a vote FOR each of the nominees listed above.

Retiring Director

William C. O’Neil, Jr. is retiring as a Director of the Company and, accordingly, is not a nominee for election. He has been a Director of the Company since 1987. Mr. O’Neil previously served as Chief Executive Officer of Tuitionfund.com and as a Director of numerous other public companies.

Directors Meetings and Committees

The Board has standing Audit, Compensation and Corporate Governance Committees. The following table provides information regarding the membership of and number of meetings during 2007 of the Company’s Board of Directors and its Committees:

Name	Board of Directors	Audit Committee	Compensation Committee	Corporate Governance Committee
Nina V. Fedoroff (1)	x			x
David R. Harvey	x*
W. Lee McCollum	x	x*
Jai P. Nagarkatti	x
Avi M. Nash	x	x
William C. O’Neil, Jr. (2)	x		x*	x
Steven M. Paul (3)	x	x
J. Pedro Reinhard	x		x	x*
Timothy R.G. Sear (4)	x		x	x
D. Dean Spatz	x	x
Barrett A. Toan	x	x

Number of 2007 Meetings	6	11	4	4
*	indicates Chairman

(1)	Nina V. Fedoroff resigned from the Board of Directors on August 6, 2007.
(2)	William C. O’Neil, Jr. will not stand for re-election in 2008 due to reaching the maximum age for service as a director of the Company.
(3)	Steven M. Paul was appointed as a member of the Audit Committee in August 2007.
(4)	Timothy R.G. Sear was appointed as a member of the Corporate Governance Committee in November 2007.

It is our expectation that all members of the Board of Directors attend the Company’s Annual Meeting of Shareholders, unless extraordinary circumstances prevent a director’s attendance. Each Director attended at least 75% of the total meetings of the Board and each of the Committees on which they served in 2007. All but one Director attended the Company’s 2007 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with regard to (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accountant’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent registered public accountant, and (5) the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. Additionally, the Committee has responsibility to prepare the Report of Audit Committee that Securities and Exchange Commission rules require to be included in this annual proxy statement. This report begins on page 41. The Committee is also directly responsible and has sole authority for the appointment, compensation, retention and oversight of the Company’s independent registered public accountant and meets with Company management, the internal auditors and the independent registered public accountant to (1) review the Company’s financial statements contained in the Company’s public earnings reports and the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q, (2) review major issues regarding significant financial reporting matters and judgments made in connection with the preparation of the Company’s financial statements, (3) review legal matters that are reasonably likely to have a material effect on the Company’s financial statements, (4) review disclosures made by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K or Form 10-Q’s, (5) discuss the adequacy and effectiveness of the Company’s internal financial controls and disclosure controls and procedures, (6) approve the annual internal audit plan and (7) receive regular reports of major findings by internal audit and of how management is addressing the conditions reported. The Board of Directors has determined that committee members meet the Nasdaq Global Select Market independence requirements and that Mr. W. Lee McCollum is an “audit committee financial expert”, as defined in Item 407(d) of Regulation S-K under the Exchange Act. The Committee operates pursuant to a written charter, which can be viewed on the Company’s website, www.sigmaaldrich.com. Information on our website does not constitute part of this proxy statement. Any shareholder desiring a copy of the Company’s Audit Committee Charter will be furnished a copy without charge upon written request to the Secretary.

Compensation Committee

The Compensation Committee is responsible for guiding and approving the formulation and application of strategies, policies and practices related to the compensation of the Company’s executives to enable it to attract and retain high quality leadership, provide appropriate incentives and reward superior performance. In doing so, consideration is given to Company and individual performance expectations, internal equity, competitive practice and the requirements of appropriate regulatory bodies. Further, the Committee monitors these strategies, policies and practices to ensure that they are designed and applied in the best interest of shareholders.

The Committee is also responsible for overseeing the Company’s succession planning and management development activities. The Committee considers quality of management needed to execute the business strategy and actively participates in talent evaluation and development designed to meet the Company’s leadership needs.

Other duties and responsibilities include annually reviewing and approving corporate goals and objectives relevant to CEO compensation; evaluating the CEO’s performance relative to those goals and objectives and recommending to our Board of Directors the CEO’s compensation levels based upon this evaluation. The Committee also administers the Company’s 2003 Long-Term Incentive Plan.

The Board of Directors has determined that each member of the Compensation Committee is independent under rules of the Nasdaq Global Select Market. The Committee operates pursuant to a written charter, which can be viewed on the Company’s website, www.sigmaaldrich.com. Information on our website does not constitute part of this proxy statement. Any shareholder desiring a copy of the Company’s Compensation Committee Charter will be furnished a copy without charge upon written request to the Secretary.

Corporate Governance Committee

The Corporate Governance Committee makes recommendations to the Board of Directors concerning the selection, qualification and compensation of members of the Board and its Committees, as well as the size and composition of the Board and its Committees. Specifically, the Committee shall consider the knowledge, experience, integrity and judgment of possible candidates for nomination as a director; their potential contribution to the diversity of backgrounds, experience and competencies that the Board desires to have represented; and their ability to devote sufficient time and effort to their duties as directors. The Committee will apply this same criteria to any nominees recommended by shareholders for election to the Board of Directors provided the names of such nominees, accompanied by relevant biographical information, are submitted in writing to the Secretary of the Company consistent with the timing set forth in the Company’s amended By-laws as described on page 43 under SHAREHOLDER PROPOSALS. In February of each year, the Committee generally proposes to the Board nominees for directors to be elected at the Company’s Annual Meeting of Shareholders. Therefore, in order to be considered by the Committee, prospective nominee recommendations should be received by the Secretary no later than February 6th. The Committee also periodically reviews the Corporate Governance Guidelines and the Business Conduct Policy adopted by the Board and makes recommendations to the Board concerning any changes deemed appropriate in such Guidelines and Policy and the Board’s and the Company’s operations as provided therein. The Board of Directors has determined that committee members meet the Nasdaq Global Select Market independence requirements. The Committee operates pursuant to a written charter, which can be viewed on the Company’s website, www.sigmaaldrich.com. Information on our website does not constitute part of this proxy statement. Any shareholder desiring a copy of the Company’s Corporate Governance Committee Charter will be furnished a copy without charge upon written request to the Secretary.

Board Committee Evaluation Process

Each year, our Board evaluates its performance against certain criteria that it has determined are important to its success. These include financial oversight, strategic planning, compensation and Board structure and role. The Board’s committees also conduct self-evaluations annually, evaluating their performance against their respective committee charters. The results of these evaluations are reviewed with the Board, and further enhancements, if any, are agreed to for each committee.

Board Committee Training

We encourage members of our Board of Directors to participate in outside training and continuing education to enhance their skills, knowledge and contribution to our Company.

Director Compensation and Transactions

Director compensation is targeted at the median level of a comparator group of companies. To assist in achieving this goal, the Corporate Governance Committee retains the services of JP Morgan Compensation and Benefits Strategies (“JP Morgan”), formerly CCA Strategies, the same national consulting firm used to analyze executive compensation, to conduct an annual director compensation analysis for the same comparator group companies as used for analysis of executive compensation as described on page 14 under Executive Compensation Philosophy and Objectives. In recommending Director compensation levels, the Corporate Governance Committee also considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board. Any changes to compensation require approval by the whole Board. Excluding Jai Nagarkatti and David Harvey, executives of the Company do not have a role in setting Director compensation. Neither Drs. Nagarkatti nor Harvey receives any compensation related to their services on the Board.

The Company utilizes a combination of cash and stock-based incentive compensation to attract and retain qualified individuals to serve on the Board. The Company believes that a meaningful portion of a Director’s compensation should be provided in shares of common stock or options for such shares. Non-Employee Directors are expected to own, at a minimum, shares equivalent to twice the annual retainer. This policy was implemented in 2004, with three years allowed to achieve the required investment level. At December 31, 2007, all Directors met the shareholding requirement. Additionally, as of the record date, March 7, 2008, all Directors met the shareholding requirement.

The following table provides information relating to total compensation amounts paid to non-employee directors in 2007:

Director Compensation Table

Name	Year	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3) (4)	Non-Equity Incentive Plan Comp.	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp. (5)	Total

Nina V. Fedoroff (6)	2007	$30,267	$46,632	$109,457	$-	$-	$8,488	$194,844

W. Lee McCollum (7)	2007	88,009	46,632	109,457	-	-	-	244,098

Avi M. Nash (8)	2007	63,126	46,632	109,457	-	-	-	219,215

William C. O’Neil, Jr. (9)	2007	69,720	46,632	109,457	-	-	-	225,809

Steven M. Paul (10)	2007	55,500	46,632	115,776	-	-	-	217,908

J. Pedro Reinhard (11)	2007	75,515	46,632	109,457	-	-	-	231,604

Timothy R.G. Sear (12)	2007	55,963	46,632	109,457	-	-	-	212,052

D. Dean Spatz (13)	2007	63,872	46,632	109,457	-	-	-	219,961

Barrett A. Toan (14)	2007	64,000	46,632	109,457	-	-	-	220,089

(1)	Amounts listed represent payments for meeting attendance, annual retainer and the reimbursement of travel expenses, which are described below under “Cash Compensation.”

(2)

Amounts listed represent the compensation cost for shares of our common stock that were awarded to non-employee directors on January 2, 2007. Each non-employee director as of January 2, 2007 received 1,200 shares of stock with a total fair value of $46,632 on the award date.

(3)

Represents the compensation cost of option awards, before reflecting assumed forfeitures, over the requisite vesting period, as described in Statement of Financial Accounting Standards No. 123(R), “Accounting for Stock-Based Compensation” (SFAS 123(R)). The amount includes compensation cost with respect to awards granted in previous fiscal years and the current fiscal year. Options granted to directors vest over a three-month period. Amounts reflected within the table are in excess of the amounts recognized in the consolidated financial statements due to the assumed forfeiture rate reflected in the consolidated financial statements.

(4)	On May 2, 2007, Ms. Fedoroff and Messrs. McCollum, Nash, O'Neil, Reinhard, Sear, Spatz and Toan each received 10,000 options that each had a total grant date fair value of $109,457.

(5)	Amounts listed represent consulting fees paid for services that have no relation to the individual’s role as a director.

(6)	Nina V. Fedoroff resigned from the Board of Directors on August 6, 2007.

(7)	As of December 31, 2007, Mr. McCollum had 66,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2007.

(8)	As of December 31, 2007, Mr. Nash had 30,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2007.

(9)	As of December 31, 2007, Mr. O'Neil had 86,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2007.

(10)	As of December 31, 2007, Dr. Paul had 20,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2007.

(11)	As of December 31, 2007, Mr. Reinhard had 66,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2007.

(12)	As of December 31, 2007, Mr. Sear had 40,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2007.

(13)	As of December 31, 2007, Mr. Spatz had 86,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2007.

(14)	As of December 31, 2007, Mr. Toan had 66,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2007.

Cash Compensation

Directors who are employed by the Company receive no compensation or fees for serving as a director or for attending board or committee meetings. Directors who are not employed by the Company receive cash and stock compensation, as described below.

Except for Nina V. Fedoroff, each non-employee director received retainer fees of $40,000 in 2007 for being a member of the Board and its Committees. Ms. Fedoroff, who resigned from the Board in August 2007, received reduced retainer fees of $20,000. In addition, each non-employee director also received a fee for his or her participation in Board and Committee meetings. The following table provides information related to the meeting fees paid to non-employee directors:

	Board of Directors	Audit Committee (1)	Compensation Committee (2)	Corporate Governance Committee (2)

Participation in person (3)	$3,000	$1,000	$1,000	$1,000

Participation via conference call	$1,500	$500	$500	$500

(1)	During 2007, the Audit Committee Chairman received $4,000 for every meeting attended in person and $2,000 for every conference call in which he participated.
(2)	During 2007, the Compensation and Corporate Governance Committee Chairmen each received $2,000 for every meeting attended in person and $1,000 for every conference call in which they participated.
(3)	Non-employee directors participating in person at meetings also received reimbursement of travel expenses.

Stock Compensation

Pursuant to the Company’s 2003 Long-Term Incentive Plan, the Company currently provides non-employee directors with stock compensation as follows:

—	Newly elected directors will be granted options to acquire 20,000 shares of common stock upon the date of his or her initial election to the Board;

—

Eligible directors serving on the Board on the day after any annual shareholder meeting, who have served on the Board for at least six months prior to the annual meeting, will be granted options to acquire 10,000 shares of common stock on such date; and

—	Each non-employee director is awarded 1,200 shares of common stock on January 1st of each fiscal year.

Eight of the nine existing non-employee directors received options to purchase 10,000 shares of common stock in 2007. Since Dr. Paul had not served on the board for at least six months prior to the annual meeting, he did not receive options to purchase 10,000 shares of common stock the day after the meeting. If elected at the 2008 annual meeting, the seven continuing non-employee directors will receive options to purchase 10,000 shares of common stock the day after the meeting. The option price per share is equal to the fair market value, or the closing stock price, of the common stock on the date the option is granted. No option will vest or may be exercised to any extent until the holder has continually served as a director for at least three months from the date of grant, provided that such options will vest and become exercisable upon termination of service by reason of death, disability or retirement, subject to the terms and conditions of the plan. The options expire ten years from the date of grant.

Each existing non-employee Director received 1,200 shares of common stock on January 2, 2007 and January 2, 2008.

Shareholder Communication with the Board of Directors

Shareholders can communicate directly with the Board of Directors, any individual member of the Board of Directors or any of its Committees by mailing correspondence to:

Board of Directors - Sigma-Aldrich Corporation

P. O. Box 775544

St. Louis, MO 63177

USA

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND PRINCIPAL BENEFICIAL OWNERS

Directors and Executive Officers

The following table sets forth the amount of the Company’s common stock beneficially owned by each of the directors, the Principal Executive Officer, the Principal Financial Officer and the three other most highly compensated executive officers of the Company shown in the Summary Compensation Table on page 24, and by all directors and executive officers of the Company as a group, all as of March 7, 2008, based upon information obtained from such persons:

Name	Company Position	Shares Beneficially Owned (1)(2)

Gilles A. Cottier	President, Research Essentials	93,117 (3)

David R. Harvey	Director and Chairman	223,198 (4)

Michael R. Hogan	Chief Administrative Officer and Chief Financial Officer	293,531 (3)

David W. Julien	President, Research Specialties	210,377 (3)

W. Lee McCollum	Director	71,600 (4)

Jai P. Nagarkatti	Director, President and Chief Executive Officer	371,971 (3)

Avi M. Nash	Director	33,600 (4)

William C. O’Neil, Jr.	Director	97,600 (4)

Steven M. Paul	Director	22,400 (4)

J. Pedro Reinhard	Director	69,600 (4)

Timothy R.G. Sear	Director	49,600 (4)

D. Dean Spatz	Director	108,000 (4)

Barrett A. Toan	Director	71,600 (4)

Franklin D. Wicks	President, SAFC	197,833 (3)

Total directors and executive officers as a group (including those listed above)		2,376,558 (5)

(1)

Each nominee or executive officer has both sole voting power and sole investment power with respect to the shares set forth in the table opposite his or her name, except as follows: Dr. Harvey shares voting and investment power as to 56,350 shares held in joint tenancy with his spouse; Mr. Hogan shares voting and investment power as to 37,470 shares held in joint tenancy with his spouse; Mr. Toan shares voting and investment power as to 5,600 shares held in joint tenancy with his spouse; and Dr. Wicks shares voting and investment power as to 16,300 shares held in joint tenancy with his spouse. Shares owned separately by spouses are not included.

(2)	Represents less than one percent (1%) of the Company’s common stock outstanding as of March 7, 2008 for each of the named individuals and less than two percent (2%) for the group.

(3)

Includes 78,333, 249,233, 175,333, 303,666 and 176,333 shares subject to stock options that do not have voting rights and that are exercisable as of, or within 60 days of, March 7, 2008, for Messrs. Cottier, Hogan and Julien and Drs. Nagarkatti and Wicks, respectively.

(4)

Includes 166,668, 20,000, 66,000, 30,000, 86,000, 66,000, 40,000, 86,000 and 66,000 shares subject to stock options that are exercisable as of, or within 60 days of, March 7, 2008, for Drs. Harvey and Paul and Messrs. McCollum, Nash, O’Neil, Reinhard, Sear, Spatz and Toan, respectively.

(5)	Includes 1,941,951 shares subject to stock options that are exercisable as of, or within 60 days of, March 7, 2008, for the directors and executive officers as a group.

Principal Beneficial Owners and Transactions

The following table sets forth information for each entity that, to the knowledge of the Company, beneficially owned more than five percent (5%) of the Company’s common stock as of March 7, 2008:

Name and Address	Shares Beneficially Owned	Percent of Shares Outstanding
State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza Bloomington, IL 61710	14,088,344 (1)(2)	10.94%

Capital World Investors 333 South Hope Street Los Angeles, CA 90071	8,974,650 (3)	6.97%

(1)	As set forth in such company's Schedule 13G, filed on January 30, 2008. State Farm Mutual Automobile Insurance Company represents shares owned by entities affiliated with State Farm Mutual Automobile Insurance Company. The filing indicates that such entities may constitute a group but states that each person disclaims beneficial ownership as to all shares not specifically attributed to such entity in the filing and disclaims that it is part of a group. State Farm Mutual Automobile Insurance Company reports (i) sole voting power over 14,033,160 shares, (ii) shared voting power over 55,184 shares, (iii) sole dispositive power over 14,033,160 shares and (iv) shared dispositive power over 55,184 shares.

(2)	As of December 31, 2007, State Farm Mutual Automobile Insurance Company held $100,000,000 of the Company’s 7.687% Senior Notes due September 12, 2010.

(3)	As set forth in such company's Schedule 13G, filed on February 11, 2008. Capital World Investors reports (i) sole voting power over 824,650 shares, (ii) shared voting power over none of the shares, (iii) sole dispositive power over 8,974,650 shares and (iv) shared dispositive power over none of the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and persons who own beneficially more than ten percent of the Company’s outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission and any national securities exchange on which the Company’s securities are listed and furnish the Company with copies of all Section 16(a) reports so filed. Based solely on a review of these reports filed with the Commission and certain written representations furnished to the Company, the Company believes that its executive officers and directors complied with all applicable Section 16(a) filing requirements during 2007, except as follows: a Form 4 was filed late for the purchase of stock on February 27, 2007 by Carl Turza; a Form 4 was filed late for the exercise of stock options and subsequent sale of stock on May 2, 2007 by Robert Bouche; and a Form 4 was filed late for the exercise of stock options and subsequent sale of stock on August 1, 2007 by Shaf Yousaf.

COMPENSATION DISCUSSION & ANALYSIS

Overview

The Compensation Committee (Committee) of our Board of Directors has responsibility for establishing and monitoring the adherence to the Company’s compensation philosophies and objectives. The Committee aims to ensure that the total compensation paid to our named executive officers is fair, reasonable and competitive. A description of the Compensation Committee’s role in setting executive compensation is included on page 6 in the discussion of the Directors Meetings and Committees.

This compensation discussion describes the material elements of compensation paid or awarded to or earned by each of our named executive officers listed in the Summary Compensation Table on page 24. The discussion focuses on the information contained in the tables and related footnotes and discussion, primarily for the last fiscal year, but also before or after the last fiscal year when it enhances the discussion.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the named executive officers. The President and CEO annually reviews the performance of the named executive officers, other than himself and Dr. Harvey whose performance is reviewed by the Committee, and presents individual compensation recommendations to the Committee as well as compensation program design recommendations. The Committee exercises its discretion in accepting, modifying or disregarding these recommendations.

Executive Compensation Philosophy and Objectives

We seek to maintain executive compensation programs designed to attract, retain and reward executives who are responsible for achieving the business objectives necessary to assure growth in the complex and competitive global life science industries. The Committee believes that compensation paid to executives should be closely aligned with our performance on both the short-term and long-term, and that a significant portion of compensation should be directly related to factors that influence shareholder value, thereby aligning compensation closely with our shareholders’ interest. In implementing our pay-for-performance philosophy, the Committee considers performance against financial and operational objectives that are consistent with our strategic plans.

To assist the Committee in determining executive compensation target levels, the Committee retains the services of JP Morgan, formerly CCA Strategies, a national compensation consulting firm, to collect survey data and analyze the compensation and related data of a comparator group of companies. JP Morgan also provides the Committee with alternatives to consider when making compensation decisions and provides opinions on compensation recommendations the Committee receives from management. The Compensation consultant was present at all of the Committee’s meetings in 2007 to provide analysis and opinion regarding executive compensation trends and practices. In 2007, JP Morgan did not provide any services to the Company other than compensation consulting.

The comparator group is comprised of our direct competitors and a broader group of companies in the chemical, life science and high technology industries, which the Committee believes is representative of the labor market from which we recruit executive talent. Factors used to select the comparator group companies include industry segment, revenue, profitability, number of employees and market capitalization. The Committee reviews the comparator group annually. As a result of that review in November 2006, Diagnostic Products was removed from the comparator group. The companies in the comparator group that were used to benchmark 2007 compensation practices include:

Affymetrix Inc.	Cambrex Corp.	Millipore Corp.
Albemarle Corp.	Charles River Labs	Pall Corp.
Applera Corp.	Chemtura	PerkinElmer Inc.
Arch Chemicals Inc.	Dionex Corp.	Qiagen
Beckman Coulter Inc.	H.B. Fuller Company	Thermo Fisher Scientific
Becton Dickinson & Co.	Invitrogen Corp.	Varian Inc.
Bio-Rad Laboratories, Inc.	Mettler-Toledo	Waters Corp.

In November 2007, the Committee approved the removal of Arch Chemicals, Inc., Becton Dickinson & Co., H.B. Fuller Company and Cambrex Corp. and the addition of Agilent Technologies and VWR International to the 2008 comparator group to further refine their comparisons.

Among other analyses, JP Morgan provides the 50th percentile, or median, of the comparator group for base salary, cash bonus, long-term incentives and total overall compensation. The Committee uses the median as a primary reference point when determining compensation targets for each element of pay. When individual and targeted company financial performance is achieved, the objective of the executive compensation program is to provide overall compensation near the median of pay practices of the comparator group of companies. Actual target pay for an individual may be more or less than median based on the Committee’s evaluation of the individual’s performance and potential.

Consistent with the Committee’s philosophy of pay for performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.

Elements of Compensation

Elements of our executive compensation and benefits package include:

—	a base salary;

—	a performance-based annual cash bonus award;

—	long-term compensation awards that include a combination of stock option grants and performance shares;

—	Company-sponsored employee benefits, such as life, health and disability insurance benefits, a qualified savings plan (401(k)), a defined benefit pension plan and a supplemental retirement plan;

—	a nonqualified, noncontributory deferred compensation plan;

—	limited perquisites;

—	upon termination or a change in control, severance and acceleration of long-term awards; and

—	a share ownership policy that requires executives to hold Company stock equal to a certain multiple of base salary.

We provide the Compensation Committee with a Total Compensation Sheet for each of our senior executives, including our named executive officers, which provides the annual value of each component of compensation and benefits and the combined annual value of all compensation.

Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive, appropriately performance-based and valued by our executives. There is no pre-determined policy or target for allocating compensation between components. The Committee reviews information provided by JP Morgan and the Company’s historical pay practices to determine the appropriate level and mix of compensation. In allocating compensation among elements, we believe the compensation of our most senior executives, including our named executive officers, who have the greatest ability to influence Company performance, should be predominately performance-based. As a result of this philosophy, over 60% of the named executive officer’s total compensation, including our President and CEO, is allocated to performance-based pay as a percent of total compensation at target performance.

Base Salary. We provide executives with a base salary that is intended to attract and retain the quality of executives needed to lead our complex global businesses. Base salaries for executives are generally targeted at the median of the comparator group, although individual performance, internal equity, compensation history and contribution of the executive are also considered. The Committee reviews base salaries for named executive officers annually and may make adjustments based on individual performance, market competitiveness, internal equity and the scope of responsibilities.

For 2007, Dr. Nagarkatti as President and CEO received a base salary of $660,000. Effective January 3, 2008, based on the considerations discussed above, the Committee increased Dr. Nagarkatti’s annual base salary to $750,000. The following table provides annualized base salary information for our named executive officers for 2007 and 2008:

	2007	2008

Jai P. Nagarkatti	$660,000	$750,000

Michael R. Hogan	430,000	430,000

Franklin D. Wicks	340,000	350,000

David W. Julien	330,000	340,000

Gilles A. Cottier	290,000	300,000

Annual Cash Bonus. Our cash bonus plan, approved by shareholders in 2003, is designed to provide incentives to achieve annual financial and operational performance targets set in conjunction with the annual business planning process. Target cash bonus awards are determined for each executive position by competitive analysis of the comparator group. In general, the median annual cash bonus opportunity of the comparator group is used to establish target bonus opportunities, but consideration is given to the individual executive’s responsibilities and contribution to business results, and internal equity.

The Committee added an individual performance multiplier to the 2007 bonus plan for all participants, including our named executive officers but not our CEO, to enable differentiation in a participant’s contribution to overall results. The multiplier may add to or decrease a participant’s cash bonus award depending upon the achievement of individual performance objectives established at the beginning of the period. Objectives established at the beginning of the year for Dr. Wicks and Messrs. Hogan, Julien and Cottier were specific and quantifiable goals related to business unit sales growth and the management of operating costs. Bonus multipliers are set at 0%, 75%, 100%, 110% or 125% of the base bonus.

The Committee established the 2007 target bonus opportunities for the cash bonus plan participants, including the named executive officers. The table below lists the 2007 target bonus awards before including any performance multiplier as a percentage of base salaries for our named executive officers:

	Bonus at Threshold Performance	Bonus at Company Target Performance	Maximum Bonus for Exceeding Target Performance

Jai P. Nagarkatti	0%	67%	84%

Michael R. Hogan	0%	50%	63%

Franklin D. Wicks	0%	50%	63%

David W. Julien	0%	50%	63%

Gilles A. Cottier	0%	50%	63%

Performance targets for the annual cash bonus are linked directly to the annual business plan for the overall Company and to individual business units where applicable. In 2007, goals were established for:

—

total Company sales growth, currency adjusted and excluding new acquisitions, weighted 20% of the total cash bonus opportunity (or 40% for the CEO and a participant not assigned a business unit sales growth target);

—	business unit sales growth, currency adjusted and excluding new acquisitions, weighted 20% of the total cash bonus opportunity for those participants assigned a business unit sales growth target;

—	operating income growth, weighted 50% of the total cash bonus opportunity for all participants; and

—	return on assets, weighted 10% of the total cash bonus opportunity for all participants.

The table below list the performance targets for 2007 for our named executive officers:

Performance Measure	Nagarkatti, Hogan Weighting	Wicks, Julien, Cottier Weighting

Company Sales Growth	40%	20%

Business Unit Sales Growth	0%	20%

Company Operating Income Growth	50%	50%

Return on Assets	10%	10%

	100%	100%

Bonus awards for 2007 were determined solely by formula based on financial and operational results. Cash bonus plan results in 2007 exceeded the target but were below the maximum payout:

—	total Company sales growth was 6.1%, compared to a goal of 7.0%;

—	Research Biotech and SAFC business units achieved sales growth percentages of 3.6% and 5.4%, respectively, compared to individual targets of 10.0% each;

—	operating income growth was 14.9% compared to a goal of 11.0%; and

—	return on assets was 12.9% compared to goal of 11.5%.

Using the formula in the cash bonus plan, without applying management or Committee discretion, the named executive officers received the following annual cash bonus compensation in February 2008 for performance in 2007:

Cash Bonus

Jai P. Nagarkatti	$ 439,105

Michael R. Hogan	213,495

Franklin D. Wicks	156,570

David W. Julien	163,845

Gilles A. Cottier	143,985

The named executive officer’s achieved their individual objectives for 2007, therefore the bonus multiplier was 100%, or one times the base bonus amount, for 2007.

In November 2007, the Committee established the 2008 target bonus opportunities increasing the bonus opportunities for all of our named executive officers. The table below lists the 2008 target bonus awards as a percent of base salaries for our named executive officers:

	Bonus at Threshold Performance	Bonus at Individual and Company Target Performance	Maximum Bonus for Exceeding Target Performance

Jai P. Nagarkatti	0%	75%	112.5%

Michael R. Hogan	0%	50%	75.0%

Franklin D. Wicks	0%	55%	82.5%

David W. Julien	0%	55%	82.5%

Gilles A. Cottier	0%	55%	82.5%

For 2008, the Committee simplified the Annual Cash Bonus Plan’s formula for participants, including the named executive officers, to provide an incentive to achieve unit/individual objectives and to differentiate rewards based on individual contributions to achieving unit or Company performance targets. The unit/individual objective component replaces the individual performance multiplier and the Return on Assets component used in 2007. The unit/individual objective component represents 20% of each participant’s bonus opportunity with a maximum payout of 100%. The Committee also changed the maximum payout for the operating income component of the cash bonus plan formula to 200% in 2008 from 150% in 2007 to encourage and reward financial results that exceed expectations. The operating income component comprises 50% of a participant’s bonus opportunity.

Financial and operational performance targets for the annual cash bonus are linked directly to the annual business plan for the overall Company and the business units, where applicable. For 2008, performance goals established by the Committee include:

—	total Company sales growth, currency adjusted and excluding new acquisitions, weighted 30% of the total cash bonus opportunity for all participants;

—	operating income growth, weighted 50% of the total cash bonus opportunity for all participants; and

—

unit/individual objectives, weighted 20% of the total cash bonus opportunity for all participants with the objectives established for each executive determined by formula. For 2008, the unit/individual objectives include sales growth objectives for our business unit presidents, Dr. Wicks and Messrs. Julien and Cottier and EPS growth targets have been set for Mr. Hogan and Dr. Nagarkatti.

The table below list the performance targets for 2008 for our named executive officers:

Performance Measure	Nagarkatti, Hogan Weighting	Wicks, Julien, Cottier Weighting
Company Sales Growth	30%	30%
Company Operating Income Growth	50%	50%
EPS Growth	20%	0%
Unit/Individual Objectives	0%	20%

	100%	100%

The Committee has established specific performance targets for 2008 for each goal listed above that will be appropriately challenging and consistent with achieving the Company’s long-term growth and profitability objectives. These objectives are to grow sales and operating income on average 10% each year and provide a return on equity of 20% over the long term. Specific objectives for any particular time period are considered competitively sensitive in that they may reveal tactical marketing, sales and operations initiatives that may put the Company at a disadvantage in the marketplace if they were to be disclosed. Since the implementation of the 2003 cash bonus plan, the bonus payout was below target in 2003 and 2004; exceeded target in 2005 and 2006 and was slightly below target in 2007 for corporate and most business unit participants. The average bonus payout for 2003 through 2007 was 94% of targeted performance levels. The maximum payout level has not been achieved in any year since the plan was implemented.

Long-Term Incentives. We use our shareholder-approved, 2003 Long-Term Incentive Plan, as amended and restated January 3, 2006, (or the “2003 LTIP”), to attract and retain key management, including our named executive officers. The Committee administers the plan and believes the 2003 LTIP provides an appropriate incentive to produce superior returns to shareholders over the long-term by offering participants an opportunity to benefit from stock appreciation through stock ownership. Competitive benchmarking to the comparator group, the executive’s responsibilities, and the individual’s contributions to business results determine the level of long-term compensation. In general, the median value of long-term compensation in the comparator group is used to determine the approximate value of long-term incentives. The Black-Scholes method of stock valuation, which is consistent with our expensing of equity awards under SFAS 123(R), was used in 2007 to determine the value of stock options.

On May 2, 2006 our shareholders approved the amended and restated 2003 LTIP to increase the types of performance measures available to the Committee, to extend the exercise period of options and stock appreciation rights upon the termination of a participant’s employment on death, disability and retirement, and to provide for the time and manner of payment of performance shares upon termination from employment upon death or disability.

The Committee believes that a balanced combination of stock options and performance shares, which are contingent upon achieving long-term financial targets, aligns the interests of executives with shareholders through stock option appreciation and appropriately considers the volatility of options whose value at times may be driven by general forces in the market.

Stock Options. On February 16, 2007, eligible executives received stock option grants with a ten-year life that vest over three years in equal increments on the annual anniversary of the grant date. The Black-Scholes value, without considering forfeitures, that was used to determine stock option valuation for expensing and financial reporting purposes consistent with SFAS 123(R), was used to determine the relative value of an option at the grant date. Consistent with the provisions of the 2003 LTIP, the purchase price of stock options granted in 2007 was 100% of the fair market value of a share of the Company’s common stock on the date the option was granted determined by that day’s closing price of our common stock. In August 2006, the Committee established a policy whereby options will be granted at 100% of the fair market value of the Company’s common stock on the close of trading on the first day of the permitted insider-trading period, which follows a public release of earnings to our investors. By setting the option price within the open trading window period, the Committee believes it will enhance transparency and reduce the potential for stock option pricing to favorably impact compensation. The expense related to option grants to our named executive officers, excluding assumed forfeitures, is listed in the Summary Compensation Table on page 24 and the grants of options are listed in the Grants of Plan-Based Awards table on page 25.

Performance Shares. The 2003 LTIP provides for awards of performance shares and cash for achieving financial targets over a three-year period. A new three-year performance period is launched each year. The Committee established financial performance measures and targets for the 2007 to 2009 performance period, including (1) a compound annual growth rate in sales of 10% and (2) an average return on equity of 20%, consistent with objectives of the Company’s strategic plan. The measures are weighted equally. Performance share awards are determined strictly by formula. At the end of the performance period, depending upon the level of performance achieved, the amount earned is delivered 50% in shares of Company common stock and 50% in cash. The cash portion provides for tax withholding obligations. Participants must be employees at the end of the performance period to receive a payout except in the event of death, disability or retirement where a prorated award is made. Awards are vested fully at the end of the performance period. The 2007 expense related to performance share grants to named executive officers is listed in the Summary Compensation Table on page 24.

On February 16, 2007, executives including our CEO and named executive officers were granted performance shares for the three-year period beginning January 3, 2007 through December 31, 2009. The number and value of performance shares for the three-year performance periods 2006 through 2008 and 2007 through 2009 are listed in the Grants of Plan-Based Awards table on page 25. The first payout of performance shares will occur in February 2009 depending upon the achievement of performance targets for the 2006 to 2008 performance period.

Company Sponsored Benefit Plans. We provide named executive officers with essentially the same company-sponsored health, welfare and retirement benefits as all other employees, including life, health and disability insurance benefits, a qualified savings plan, and a defined benefit pension plan. Because of salary limits on the basic disability insurance benefit, certain highly compensated employees, including our named executive officers, participate in a Company paid supplemental long-term disability benefit that provides base salary income replacement of 66 2/3% to a maximum monthly benefit of $21,000 when disabled. A catastrophic benefit could provide an additional base salary income replacement of 33 1/3% to a maximum of $8,000 per month. Long-term disability benefits are payable to age 67.

Retirement Plans. U.S. executives, including our named executive officers, participate in our Retirement Security Value Plan, or “pension plan,” and our 401(k) savings plan. Certain executives, including our named executive officers, participate in our supplemental employee retirement plan, or “SERP.” A detailed description of the terms of these plans and the benefits provided to our named executive officers can be found beginning on page 27. We target annual retirement income from Company contributions to the combined Company retirement plans and social security at approximately 37.5% of final year base salary for an executive with 30 years of service, which equals about 1.25% of final base salary per year of service. The Committee directs JP Morgan to periodically review retirement benefits of the comparator group to determine the competitiveness of our retirement benefits. We generally monitor the median of retirement benefit practices to establish benefit levels.

Nonqualified Deferred Compensation Plan. We provide certain employees, including the named executive officers, the opportunity to defer the payment of up to 50% of their base salary and/or up to 100% of their annual cash bonus for the purpose of supplementing their retirement income or short-term savings and deferring current pre-tax income on which they earn a tax-deferred market rate of return. Details of our 2005 Flexible Deferral Plan are described on page 29.

Supplemental Retirement Plan. We have a SERP that provides certain executives, including the named executive officers, with additional retirement savings to supplement those that would otherwise be available but for limits imposed by the Internal Revenue Code, including among others a limitation on eligible compensation in a qualified savings plan of $225,000 for 2007. The Committee, through a review of retirement benefits of the comparator companies supplied by JP Morgan, establishes the overall target for retirement benefits. We maintain a bookkeeping account for participants reflecting annual credits of 6% of base salary, or more at the discretion of the Committee. When determining SERP contributions, the Committee relies on our current retirement plan objectives which target approximately 37.5% of final year base salary for an executive with 30 years of service, which equals about 1.25% of final base salary per year of service. In addition to a SERP contribution of 6% of base salary, the Committee, using the approach described above, authorized an additional credit of $142,700 to the SERP account for Dr. Nagarkatti in 2007 to approach the target contribution of 1.25% of final base salary per year of service.

To provide market rates of return on SERP account balances, participants in the plan, including the named executive officers, choose the investment mix to be used to determine the earnings to be credited to their account from a list of mutual funds that coincide with the investment options within our 401(k) plan, excluding our common stock fund. Details of the SERP, including contributions and earnings for our named executive officers, are listed in the table on page 30.

Limited Perquisites. We provide leased automobiles and pay vehicle-operating expenses to certain executives, including Dr. Nagarkatti and most of our other named executive officers. The annual benefit in 2007 was less than $10,000 for each named executive officer receiving this benefit. The value of the provided automobiles is included in the All Other Compensation table on page 25. We do not provide any other perquisites to our executives.

Severance Benefits. As described on pages 31-33, we have entered into employment agreements with each of our named executive officers, which also contain severance provisions subject to a double trigger provision that requires that the executive’s employment be terminated within two years of the change in control of the Company. We believe these agreements serve the interests of our Company and our shareholders by helping to retain our executives by allowing them to exercise business judgment without fear of losing their jobs as a result of a hostile or friendly change of control. The Committee believes from its experience and the advice of its consultant that such arrangements are competitive, reasonable and necessary to attract and retain key executives. These agreements do not materially affect the Committee’s annual compensation determinations, as they only restrict its ability to reduce base salary.

Acceleration of Vesting of Equity-Based Awards. Under the 2003 LTIP, all grants of stock options and performance shares vest upon change in control of the Company. In the event of a change in control, the Committee believes it is appropriate to vest outstanding stock option and performance share grants to attract and retain key executives and to provide sufficient inducement to management to support a change of control when the Board of Directors determines it is in the best interest of shareholders. A definition of change in control is included in the discussion of employment agreements beginning on page 31.

Share Ownership Policy

To ensure strong linkage between the interests of our management team and those of shareholders, we adopted a Management Share Ownership Policy in 2000. Under the policy, our executives, including our named executive officers, are required to hold shares of our common stock equal to an established multiple of their base salary. Only shares directly or beneficially owned and the value of 401(k) plan balances invested in Company stock can be used to satisfy holding requirements. Performance shares granted but not awarded, unvested stock options, and stock options vested but not exercised do not count toward satisfying the holding requirement. Holding requirements include:

—	President and CEO – three times base salary;
—	Business unit presidents, General Counsel and CFO – two times base salary;
—	Other corporate officers and key unit officers – one times base salary; and
—	Vice presidents, key country and unit managers – one half of base salary.

Before 2006, U.S. and international executives were required to achieve their investment level within three or five years, respectively. In 2006, the Committee extended the period to five years for all new executives hired or promoted into the executive team. At December 31, 2007, all named executive officers met their share holding obligations. In 2006, we extended the policy to include the remaining members of our management team who are required to hold one fourth of their base salary in Company stock.

Additionally, we have a policy barring our executives from trading in options or other speculative activity related to shares of our Company’s common stock other than options awarded under the 2003 LTIP or predecessor option plans.

Tax and Accounting Implications

Deductibility of Executive Compensation. As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct certain compensation in excess of $1 million that is paid to certain key executives. Our policy is generally to structure compensation so that executive compensation is tax deductible. In certain cases, the Committee may determine that the amount of tax deductions lost is insignificant when compared to the potential opportunity for creating and improving shareholder value. The Committee therefore retains the ability to evaluate the performance of our executive officers and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation. In 2007, we believe that all compensation paid to our named executive officers was tax deductible.

Nonqualified Deferred Compensation. The Company believes it is operating its 2005 Flexible Deferral Plan in good faith consistent with the provisions of the American Jobs Creation Act of 2004 and Section 409A of the Internal Revenue Code.

Conclusion

We believe that our executive compensation policies, especially pay for performance, and their implementation are appropriate and effectively align the interests of management with our shareholders. The elements of compensation are designed to work together in a balanced manner to attract, retain and motivate executives to achieve financial and operational results consistent with our strategic plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

William C. O’Neil, Jr., Chairman

Timothy R. G. Sear

J. Pedro Reinhard

INFORMATION CONCERNING EXECUTIVE COMPENSATION

The following table presents details of compensation information previously discussed within the Compensation Discussion and Analysis for the Principal Executive Officer, the Principal Financial Officer and the three other most highly compensated executive officers, based on total compensation in 2007 and 2006:

SUMMARY COMPENSATION TABLE

	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Nonequity Incentive Plan Comp. (4)	Change in Pension Value and Nonqualified Deferred Comp. Earnings (5)	All Other Comp. (6)	Total
Jai P. Nagarkatti	2007	$660,000	$ -	$397,678	$858,906	$439,105	$40,069	$195,000	$2,590,758
President & CEO	2006	600,000	-	129,259	514,301	416,874	80,269	191,590	1,932,293

Michael R. Hogan	2007	430,000	-	133,412	328,637	213,495	4,965	42,000	1,152,509
Chief Administrative Officer & CFO	2006	430,000	-	51,704	313,127	222,955	12,201	41,820	1,071,807
David R. Harvey (7) Chairman	2006	250,000	500,000	-	868,068	500,000	56,718	9,235	2,184,021

Franklin D. Wicks	2007	340,000	-	133,412	328,637	156,570	6,544	42,810	1,007,973
President, SAFC	2006	330,000	-	51,704	313,127	177,375	54,713	41,586	968,505
David W. Julien	2007	330,000	-	133,412	328,637	163,845	5,551	43,382	1,004,827
President, Research Specialties	2006	320,000	-	51,704	313,127	165,920	32,124	42,592	925,467

Gilles A. Cottier (7) President, Research Essentials	2007	290,000	-	133,412	264,832	143,985	11,469	40,333	884,031

(1)

Represents the amount paid to Dr. Harvey on January 3, 2006 pursuant to the terms of his prior employment agreement based on his continued employment through that date. Effective January 3, 2006, we entered into a new agreement with Dr. Harvey, described under “Employment Agreements” on page 31.

(2)

Amounts listed represent the amount of expense recognized for financial reporting purposes in 2007 and 2006 for performance shares, before reflecting assumed forfeitures, in accordance with SFAS 123(R). Assumptions used in the calculation of these targeted amounts are included in Note 12 “Common Stock” to our consolidated financial statements for 2007 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2008. The performance shares were granted pursuant to our 2003 LTIP. Dividends are not paid on these performance shares. The ultimate number of shares awarded, pursuant to these grants, will depend upon our performance over the three-year periods ending December 31, 2008 and December 31, 2009. These shares will be awarded in 2009 and 2010 after the results for the performance period have been determined.

(3)

Represents the amount of expense recognized for financial reporting purposes in 2007 and 2006, before reflecting assumed forfeitures, as described in SFAS 123(R), and thus includes amounts from awards granted in and prior to 2007 based on the vesting of these awards. Assumptions used in the calculation of these amounts are included in Note 12 “Common Stock” to our consolidated financial statements for 2007 included in our annual report on Form 10-K filed with the SEC on February 26, 2008.

(4)

Amounts are earned and accrued during the fiscal year indicated and are paid subsequent to the end of the fiscal year pursuant to our cash bonus plan, discussed on page 16, except for Dr. Harvey, who earned the amount paid to him on January 3, 2006 pursuant to the terms of his prior employment agreement based on the achievement of targeted financial performance for 2003, 2004 and 2005.

(5)

Amounts represent the change in the present value of accrued benefits under our defined benefit pension plan, discussed on page 27, from November 30, 2006 to November 30, 2007. This corresponds to the plan’s measurement date used for financial reporting purposes. There are no above-market or preferential investment earnings on nonqualified deferred compensation arrangements for any of our named executive officers or any other employees.

(6)	Components of this column are described in the All Other Compensation table on page 25.
(7)	Mr. Cottier replaced Dr. Harvey as a named executive officer in 2007 for purposes of compensation presentations.

The components of all other compensation for 2007 are as follows:

ALL OTHER COMPENSATION
Name	Year	401(k) Retirement Savings Plan	Supplemental Retirement Plan	Personal Use of Company Vehicle	Total
Jai P. Nagarkatti	2007	$ 8,700	$ 182,300	$ 4,000	$ 195,000
Michael R. Hogan	2007	8,700	33,300	-	42,000
Franklin D. Wicks	2007	8,700	27,900	6,210	42,810
David W. Julien	2007	8,700	27,300	7,382	43,382
Gilles A. Cottier	2007	8,700	24,900	6,733	40,333

The following table sets forth information previously discussed within the Compensation Discussion and Analysis related to plan-based awards under the 2003 LTIP granted to the named executive officers during 2007:

GRANTS OF PLAN-BASED AWARDS
		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER OPTION AWARDS
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards
Jai P. Nagarkatti	11/21/07	$-	$562,500	$843,750	-	-	-	-	$-	$-
	02/16/07	-	-	-	7,500	15,000	22,500	-	-	936,450	(5)
	02/16/07	-	-	-	-	-	-	75,000	41.62	951,750	(6)
Michael R. Hogan	11/21/07	-	215,000	322,500	-	-	-	-	-	-
	02/16/07	-	-	-	2,200	4,400	6,600	-	-	274,692	(5)
	02/16/07	-	-	-	-	-	-	20,000	41.62	253,800	(6)
Franklin D. Wicks	11/21/07	-	192,500	288,750	-	-	-	-	-	-
	02/16/07	-	-	-	2,200	4,400	6,600	-	-	274,692	(5)
	02/16/07	-	-	-	-	-	-	20,000	41.62	253,800	(6)
David W. Julien	11/21/07	-	187,000	280,500	-	-	-	-	-	-
	02/16/07	-	-	-	2,200	4,400	6,600	-	-	274,692	(5)
	02/16/07	-	-	-	-	-	-	20,000	41.62	253,800	(6)
Gilles A. Cottier	11/21/07	-	165,000	247,500	-	-	-	-	-	-
	02/16/07	-	-	-	2,200	4,400	6,600	-	-	274,692	(5)
	02/16/07	-	-	-	-	-	-	20,000	41.62	253,800	(6)

(1)

Represents awards to be earned in 2008 to be paid in February 2009 pursuant to our cash bonus plan, based upon 2008 Company and individual performance. The Compensation Committee sets Company objectives for sales growth, operating income growth and earnings per share growth or unit/individual objectives, depending upon the named executive officer. Unit/individual objectives for named executive officers other than Dr. Nagarkatti are set by Dr. Nagarkatti. The Board of Directors sets individual objectives for Dr. Nagarkatti. Actual payments are determined by our overall performance relative to Company goals and unit/individual objectives.

(2)

The amount shown in the “Target” column is the number of performance shares granted in 2007 to be paid in February 2010 for performance in 2007-2009 pursuant to our 2003 LTIP. For additional information, please see the discussion of Performance Shares on page 20.

(3)

Options vest at the rate of 33.3% per year, immediately upon a “Change in Control” or upon termination of employment by reason of death, disability or retirement. “Change in Control” is defined generally in the same manner as “Change of Control” in “Employment Agreements with Other Named Executive Officers” on page 33.

(4)	Exercise price is the closing market price per share on the grant date.

(5)

Represents the value of performance shares granted (maximum level) pursuant to our 2003 LTIP. Value at the grant date of February 16, 2007 is based on per share market value of Company stock as of February 16, 2007, respectively. Value is determined in accordance with SFAS 123(R).

(6)	Represents the value of options granted as calculated pursuant to the provisions of SFAS 123(R), using the Black-Scholes value at grant date, before any forfeitures.

The following table presents the number of unexercised options held by each named executive officer at December 31, 2007 and the number and payout value of outstanding and unearned performance shares held by each named executive officer at December 31, 2007:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					PERFORMANCE SHARES
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
Jai P. Nagarkatti	40,000	-	-	$13.44	3/9/09	-	$-	-	$-
	60,000	-	-	18.25	11/13/10	-	-	-	-
	50,000	-	-	25.32	5/7/12	-	-	-	-
	32,000	8,000	-	25.86	5/6/13	-	-	-	-
	24,000	16,000	-	28.66	5/4/14	-	-	-	-
	23,333	11,667	-	28.83	7/8/15	-	-	-	-
	16,667	33,333	-	34.03	5/1/16	-	-	-	-
	-	75,000	-	41.62	2/16/17	-	-	-	-
						-	-	9,515	519,519
						-	-	15,000	819,000
Michael R. Hogan	93,200	-	-	14.63	4/01/09	-	-	-	-
	60,000	-	-	18.25	11/13/10	-	-	-	-
	50,000	-	-	25.32	5/7/12	-	-	-	-
	32,000	8,000	-	25.86	5/6/13	-	-	-	-
	24,000	16,000	-	28.66	5/4/14	-	-	-	-
	13,333	6,667	-	28.83	7/8/15	-	-	-	-
	6,667	13,333	-	34.03	5/1/16	-	-	-	-
	-	20,000	-	41.62	2/16/17	-	-	-	-
						-	-	3,806	207,808
						-	-	4,400	240,240
Franklin D. Wicks	21,000	-	-	18.25	11/13/10	-	-	-	-
	50,000	-	-	25.32	5/7/12	-	-	-	-
	32,000	8,000	-	25.86	5/6/13	-	-	-	-
	24,000	16,000	-	28.66	5/4/14	-	-	-	-
	13.333	6,667	-	28.83	7/8/15	-	-	-	-
	6,667	13,333	-	34.03	5/1/16	-	-	-	-
	-	20,000	-	41.62	2/16/17	-	-	-	-
						-	-	3,806	207,808
						-	-	4,400	240,240
David W. Julien	20,000	-	-	18.25	11/13/10	-	-	-	-
	50,000	-	-	25.32	5/7/12	-	-	-	-
	32,000	8,000	-	25.86	5/6/13	-	-	-	-
	24,000	16,000	-	28.66	5/4/14	-	-	-	-
	13,333	6,667	-	28.83	7/8/15	-	-	-	-
	6,667	13,333	-	34.03	5/1/16	-	-	-	-
	-	20,000	-	41.62	2/16/17	-	-	-	-
						-	-	3,806	207,808
						-	-	4,400	240,240
Gilles A. Cottier	15,000	-	-	25.32	5/7/12	-	-	-	-
	15,000	-	-	25.86	5/6/13	-	-	-	-
	15,000	-	-	28.66	5/4/14	-	-	-	-
	13,333	6,667	-	28.83	7/8/15	-	-	-	-
	6,667	13,333	-	34.03	5/1/16	-	-	-	-
	-	20,000	-	41.62	2/16/17	-	-	-	-
						-	-	3,806	207,808
						-	-	4,400	240,240

(1)

Options with an expiration date after 2014 vest at the rate of 33.3% per year, beginning with the first anniversary of the grant date, immediately upon a “Change in Control” or upon termination of employment by reason of death, disability or retirement. “Change in Control” is defined generally in the same manner as “Change in Control” in “Employment Agreements with Other Named Executive Officers” on page 33. Options with an expiration date of 2014 and prior vest ratably over a one to five year period.

(2)

The option awards for Dr. Nagarkatti will vest as follows: 25,000 on February 16, 2008; 16,666 on May 1, 2008; 8,000 on May 4, 2008; 8,000 on May 6, 2008; 11,667 on July 8, 2008; 25,000 on February 16, 2009; 16,667 on May 1, 2009; 8,000 on May 4, 2009 and 25,000 on February 16, 2010. The option awards for Mr. Hogan will vest as follows: 6,667 on February 16, 2008; 6,666 on May 1,

2008; 8,000 on May 4, 2008; 8,000 on May 6, 2008; 6,667 on July 8, 2008; 6,666 on February 16, 2009; 6,667 on May 1, 2009; 8,000 on May 4, 2009 and 6,667 on February 16, 2010. The option awards for Dr. Wicks will vest as follows: 6,667 on February 16, 2008; 6,666 on May 1, 2008; 8,000 on May 4, 2008; 8,000 on May 6, 2008; 6,667 on July 8, 2008; 6,666 on February 16, 2009; 6,667 on May 1, 2009; 8,000 on May 4, 2009 and 6,667 on February 16, 2010. The option awards for Mr. Julien will vest as follows: 6,667 on February 16, 2008; 6,666 on May 1, 2008; 8,000 on May 4, 2008; 8,000 on May 6, 2008; 6,667 on July 8, 2008; 6,666 on February 16, 2009; 6,667 on May 1, 2009; 8,000 on May 4, 2009 and 6,667 on February 16, 2010. The option awards for Mr. Cottier will vest as follows: 6,667 on February 16, 2008; 6,666 on May 1, 2008; 6,667 on July 6, 2008; 6,667 on May 1, 2009; 6,666 on February 16, 2009 and 6,667 on February 16, 2010.

(3)

The stock awards for Dr. Nagarkatti will vest as follows: 9,515 on February 16, 2009 and 15,000 on February 16, 2010. The stock awards for Mr. Hogan will vest as follows: 3,806 on February 16, 2009 and 4,400 on February 16, 2010. The stock awards for Dr. Wicks will vest as follows: 3,806 on February 16, 2009 and 4,400 on February 16, 2010. The stock awards for Mr. Julien will vest as follows: 3,806 on February 16, 2009 and 4,400 on February 16, 2010. The stock awards for Mr. Cottier will vest as follows: 3,806 on February 16, 2009 and 4,400 on February 16, 2010.

(4)

Calculated as the aggregate closing market price per share of our common stock on December 31, 2007, for the total number of units to be awarded at the end of the three-year performance period, assuming we meet our performance targets during the performance period. The actual value of shares and cash awarded will vary if our actual performance during the performance period differs from targeted levels. One-half of the value of the awards will be distributed in the form of shares of our common stock and one-half will be paid in cash.

The following table presents stock options exercised by, and stock awards vesting for, our named executive officers during 2007:

OPTION EXERCISES AND STOCK VESTED FOR 2007
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jai P. Nagarkatti	23,500	$571,050	-	$-
Michael R. Hogan	50,000	1,784,750	-	-
Franklin D. Wicks	55,500	1,460,670	-	-
David W. Julien	30,000	876,000	-	-
Gilles A. Cottier	7,470	261,033	-	-

(1)	Calculated as the aggregate market value per share of our common stock on the day prior to the exercise date net of the aggregate exercise price per share.

Retirement Security Value Plan (Pension Plan)

Our Retirement Security Value Plan (the “Plan”) is a tax-qualified, noncontributory cash balance pension plan that provides all eligible employees, including our named executive officers, with a retirement benefit based upon a formula. The Plan provides an annual addition to each participant’s account, ranging from 2% to 5% of eligible pay, depending on years of service, plus interest on the account balance. Eligible pay consists of all compensation, including base salary, commissions, bonuses and overtime pay, but not in excess of the maximum compensation limit defined by Internal Revenue Code Section 401(a)(17). This IRS limit was $225,000 in compensation for 2007. The interest rate used to determine the annual interest credit is a rate equivalent to one-year Treasury yields, with a minimum interest credit rate of 4.25%.

For participants in the Plan when it was converted to a cash balance plan on December 31, 1995, an additional special credit calculation is made to add the difference in value (if any) between the cash balance account and the present value of the grandfathered benefit pursuant to the prior pension formula. The grandfathered benefit provides 105% of the accrued benefit under the pension plan as of December 31, 1995 plus 0.9% of average compensation earned after December 31, 1995, plus 0.6% of average compensation in excess of covered compensation earned after December 31, 1995. Covered compensation is the average of the social security taxable wage base in effect for each calendar year during the 35 years ending with the calendar year in which an employee attains his or her social security retirement age. The present value of the grandfathered benefit is determined using the 30-year Treasury yield and the group annuity mortality table (GATT) prescribed by the IRS.

The total 2007 credits to the cash balance account for each named executive officer are as follows:

Name	Amount

Jai P. Nagarkatti	$ 61,606
Michael R. Hogan	12,159
Franklin D. Wicks	36,217
David W. Julien	25,306
Gilles A. Cottier	18,900

Normal retirement eligibility is the attainment of age 65 with at least five years of credited service. A maximum of 35 years of service are creditable under the plan. Participants are eligible for early retirement on or after both attaining age 55 and completing seven years of credited service. Benefits are reduced 0.5% for each full month that commencement of retirement benefits precedes the normal retirement date for those participants eligible for the grandfathered benefit calculation. Other early retirees receive their account balance at their retirement date. Dr. Nagarkatti was eligible for early retirement at December 31, 2007.

Plan benefits begin vesting after three years of completed service at the rate of 20% per year until they are fully vested after seven years service. All of the named executive officers were fully vested at December 31, 2007. Vested participants are entitled to the cash balance upon termination of employment. The difference between the present value of the accrued benefit at retirement age 65 and the cash balance is provided in the tables beginning on page 35 describing potential payments upon termination.

The normal form of benefits, pursuant to the Plan, is a life annuity for unmarried participants and a qualified joint and survivor annuity for married participants. Optional forms of payment include three joint and survivor options and a lump sum.

The following table presents the number of years of credited service that each of the named executive officers has under the Plan and the present value of accumulated benefits earned by each as of the November 30, 2007 Plan measurement date. The assumptions used to determine the present value of accrued benefits are consistent with those described in Note 14 “Pension and Other Post-Retirement Benefit Plans” to our consolidated financial statements for 2007 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2008, with the exception that the named executive officer is assumed to retire at age 65.

PENSION BENEFITS TABLE
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Jai P. Nagarkatti	RSVP	31	$ 538,208	$ -
Michael R. Hogan	RSVP	8	59,376	-
Franklin D. Wicks	RSVP	25	303,286	-
David W. Julien	RSVP	12	141,177	-
Gilles A. Cottier (1)	RSVP	3	31,136	-

(1)	Mr. Cottier has twenty-one years of service with the Company, but has been a participant of the RSVP pension plan for just three years.

Nonqualified Deferred Compensation

Flexible Deferral Plan. Our flexible deferral plan provides eligible employees in the U.S. the opportunity to defer compensation until retirement or some other specific date. The plan is available to all employees in the U.S. who have annual compensation of $100,000 or more in 2007 and are therefore considered highly compensated employees as defined by Section 414(q)(1)(B) of the Internal Revenue Code. Employees who elect to participate in the plan may defer up to 50% of their annual base salary and up to 100% of their cash bonus.

An account maintained for each participant is credited with the participant’s deferrals and any income or loss from the investment proxies chosen by the participants from the same funds available in our 401(k) plan, with the exception of our common stock fund. Participants have the option to have deferred amounts paid at retirement age, defined as age 55, and/or at up to four designated times prior to retirement. If a participant terminates employment after attaining age 55, the employee is deemed to have retired and distributions are available, at the election of the participant, in a lump sum or in annual installments paid over 5, 10 or 15 years. In service distributions prior to retirement are available as a lump sum or in up to five annual installments. If a participant terminates employment prior to attaining age 55 for any reason, including death or disability, an amount equal to the balance in the participant’s deferred compensation account is paid in a lump sum. Assets funding our obligations to the participants of this plan are set-aside in a trust for the exclusive purpose of paying benefits to plan participants and their beneficiaries. These obligations are not secured in the event of our insolvency. Each of our named executive officers participates in this plan.

The table below shows the fund proxies available in the Flexible Deferral Plan and their rate of return for the year ended December 31, 2007.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Contrafund	19.8%	Fidelity Freedom 2005 Fund	7.3%
Fidelity Growth and Income Fund	0.7%	Fidelity Freedom 2010 Fund	7.4%
Fidelity Large Cap Value Fund	3.7%	Fidelity Freedom 2015 Fund	7.8%
American Beacon Large Cap Value Instl.	3.2%	Fidelity Freedom 2020 Fund	8.5%
American Funds Fundamental Investor R5	13.8%	Fidelity Freedom 2025 Fund	8.6%
Spartan U.S. Equity Index	5.4%	Fidelity Freedom 2030 Fund	9.3%
Fidelity Mid Cap Stock Fund	8.2%	Fidelity Freedom 2035 Fund	9.3%
Goldman Sachs Mid Cap Value Instl.	3.4%	Fidelity Freedom 2040 Fund	9.3%
Fidelity Low Priced Stock Fund	3.2%	Fidelity Freedom 2045 Fund	9.5%
Fidelity Small Cap Stock Fund	7.7%	Fidelity Freedom 2050 Fund	9.8%
Fidelity Balanced Fund	9.0%	Fidelity Freedom Income Fund	4.8%
Fidelity Diversified International Fund	16.0%	Fidelity Intermediate Bond Fund	4.0%
Fidelity Freedom 2000 Fund	5.3%	Fidelity Retirement Money Market Fund	5.1%

Supplemental Retirement Plan. We have a SERP that covers, among others, our named executive officers. We maintain a bookkeeping account reflecting annual credits of 6% of base salary, or more at the discretion of the Committee with respect to some or all participants. All participants in the SERP, including the named executive officers, choose the investment proxies to be used to determine the earnings to be credited to their account from a list of mutual funds that coincides with the investment options within our 401(k) plan, excluding our common stock fund. Participants may change their investment elections at any time.

After five years of participation in the plan, which was effective in 2004, participants will vest in 50% of the credits, including investment earnings (or losses) and, thereafter, will vest at the rate of 10% annually until fully vested after 10 years. In the event of a participant's termination by us (other than for cause) or by the participant for good reason within two years after a change in control that occurs while the participant is employed with us, or a termination on account of death, disability or retirement, the participant will fully vest immediately in any credits and earnings (or losses) as of the date of termination. For all other terminations, the participant will forfeit any unvested credits and earnings (or losses).

In November 2007, the Compensation Committee authorized an additional credit of $142,700 to the SERP account for Dr. Nagarkatti, in order to reach the targeted retirement benefit of 37.5% of base salary upon retirement with 30 years of service.

The following table presents certain information regarding contributions, earnings and balances under our Flexible Deferral Plan or “FDP” and “SERP”:

NONQUALIFIED DEFERRED COMPENSATION TABLE
Name	Plan Name	Executive Contributions in 2007 (1)	Company Contributions in 2007 (2)	Aggregate Earnings in 2007	Aggregate Withdrawals / Distributions	Aggregate Balance December 31, 2007 (3)
Jai P. Nagarkatti	FDP	$733,960	$-	$110,411	$-	$2,487,037
	SERP	-	182,300	50,953	-	644,280
Michael R. Hogan	FDP	79,786	-	29,545	-	341,684
	SERP	-	33,300	14,610	-	162,968
Franklin D. Wicks	FDP	102,000	-	40,443	-	584,084
	SERP	-	27,900	12,769	-	140,318
David W. Julien	FDP	280,154	-	145,216	-	1,643,495
	SERP	-	27,300	11,967	-	133,250
Gilles A. Cottier	FDP	113,498	-	25,475	-	253,970
	SERP	-	24,900	4,887	-	70,811

(1)	All Executive contributions are included in the Salary column of the Summary Compensation Table on page 24, with the exception of 2006 Nonequity Incentive Plan Compensation amounts as follows: Dr. Nagarkatti, $403,960; Mr. Hogan, $66,887; Mr. Julien, $148,154 and Mr. Cottier, $69,998.
(2)	All Company contributions are included within the All Other Compensation table on page 25.
(3)	Includes the following amounts for each of the named executive officers which have been reported as compensation to such named executive officer in the Summary Compensation Tables in previous years: Dr. Nagarkatti, $1,930,687; Mr. Hogan, $289,342; Dr. Wicks, $415,930; and Mr. Julien, $1,045,144.

Employment Agreements

Employment Agreement with Dr. Nagarkatti. We have an employment agreement effective January 1, 2006 with Dr. Nagarkatti for an initial term extending through December 31, 2008 with automatic one-year renewal each year unless 180 days prior notice is given. Under the agreement, Dr. Nagarkatti will serve as our President & CEO or in any other capacity as determined by our Board of Directors. The agreement provides for:

—

a minimum base salary of $600,000, subject to annual review and which was adjusted on January 3, 2007 to $660,000 and again on January 3, 2008 to $750,000 in consideration of his continuing strong performance, effective leadership and comparator group comparison;

—

eligibility for annual performance bonuses under our annual cash bonus plan, with a target of 67% of his annual base salary for 2006 and 2007, subject to annual review and adjusted effective January 1, 2008 to 75%;

—	participation in all retirement, disability, pension, savings, health, medical and dental insurances and other fringe benefits available to executives.

During the two-year period commencing on a “change of control,” Dr. Nagarkatti’s base salary and bonus opportunity may not be reduced below the level established by the Committee immediately prior to the change of control. As defined, a “change of control” occurs if:

—

any person or entity, together with its affiliates and associates, acquires beneficial ownership of more than 25% of our outstanding shares entitled to vote in the election of directors, or a majority of directors elected to the Board; or

—

a majority of the persons constituting a group authorized to hire or terminate employment of officers, if other than our Board of Directors, are different from the directors or persons constituting the board or group just prior to the start of such period or a group other than the board is created to hire or terminate employment of officers.

If we terminate Dr. Nagarkatti’s employment for “cause” or Dr. Nagarkatti voluntarily terminates his employment without “good reason” before the end of the employment period, Dr. Nagarkatti would receive his base salary through the date of termination but will not be entitled to any severance compensation or to any further base salary, bonus or benefits unless otherwise specified in a benefit program. As defined, “cause” means

—	willful misconduct which is materially injurious to us;

—	conviction by a court of competent jurisdiction of, or entry of a plea of “no contest” with respect to a felony;

—	fraud, material dishonesty or gross misconduct in connection with our business;

—	any act of moral turpitude reasonably likely to materially and adversely affect us or business; or

—	current chronic abuse of or dependency on alcohol or drugs, illicit or otherwise.

As defined, “good reason” means:

—	a reduction in base salary then in effect;

—	a reduction in status, position, responsibilities or duties; or

—	notice of non-renewal of the agreement by us, provided he terminates employment with us within six months of the expiration of the term.

Termination following change of control. If we terminate Dr. Nagarkatti’s employment without cause before a change in control or more than 24 months following a change of control, (excluding any involuntary termination which is a direct result of a change in control and which occurs within 60 days before a change in control) Dr. Nagarkatti would receive all salary due him as of the date of the termination and severance pay equal to one year of base salary paid in installments over one year. If within 24 months after a change of control or within 60 days before a change of control in the event of an involuntary termination without cause which is a direct result of the change of control, we terminate Dr. Nagarkatti’s employment without cause or Dr. Nagarkatti terminates his employment for good reason, Dr. Nagarkatti will receive his unpaid base salary as of the date of termination and severance pay equal to three years of base salary paid in installments over the three years. All payments are subject to applicable deductions and customary withholdings for federal and state income taxes. In the event Dr. Nagarkatti is determined to be a specified employee subject to Section 409A of the Internal Revenue Code, payments will begin on the first payroll date which is more than six months following the date of separation from service. Our obligations will not be offset to the extent Dr. Nagarkatti receives compensation from any subsequent employer.

Termination due to death or disability. In the event of Dr. Nagarkatti’s death, our obligations under the agreement will terminate on the last day of the month in which he dies or in the event of his disability, on the date he first becomes entitled to receive disability benefits under our long-term disability plan. We will pay to Dr. Nagarkatti or his estate all accrued and unpaid base salary.

Reduction to avoid excise tax. If any payment or distribution would be subject to excise tax under Section 4999 of the Internal Revenue Code, then the payments will be decreased to the greatest amount that could be paid to Dr. Nagarkatti such that the receipt of payment or distributions would not require the payment of an excise tax.

Post-employment restrictions. Dr. Nagarkatti is also subject to current and post-employment confidentiality restrictions and non-competition and non-solicitation restrictions during the two years following his employment. The agreement provides that Dr. Nagarkatti will use his best efforts during and after his employment to protect the confidential, trade secret and proprietary character of our confidential information. In addition, Dr. Nagarkatti may not compete with us directly or indirectly and may not solicit our customers or employees at any time during his employment or for two years following the termination of his employment. Also, Dr. Nagarkatti will disclose and assign his right in all of his work-related ideas, inventions and discoveries to us except for patents currently held by Dr. Nagarkatti developed outside of his employment with us.

Employment Agreement with Dr. Harvey. We have an employment agreement with Dr. Harvey, effective January 1, 2006. The agreement was extended for a one-year term at our annual stockholder meeting on May 1, 2007 and may be extended for additional one-year periods at the option of Dr. Harvey and the Board of Directors. Under the terms of the agreement Dr. Harvey will serve as our Chairman and in any other capacity as determined by our board. The agreement provides a base salary of $250,000 per year but no participation in incentive plans such as our annual cash bonus or performance share plan. Dr. Harvey may be granted stock options periodically and did receive a stock option grant of 10,000 shares on May 2, 2007 with a strike price of $42.74, which was the closing price of the stock on the date of the grant. The options have a ten-year exercise period and Dr. Harvey has the right to exercise any unexercised portion of the option grant at any time during the period equal to the lesser of five years from the date of his retirement or the remaining term of the option grant. Dr. Harvey will continue to participate in the core employee benefits plans including retirement, disability, medical, dental, life and other insurance benefits available to executives.

Termination for cause or voluntarily. If we terminate Dr. Harvey’s employment for “cause,” or Dr. Harvey voluntarily terminates his employment before the end of an employment period, he will receive his base salary through the termination date but will not be entitled to severance compensation or any further base salary and benefits, unless specified in the applicable employee benefit programs. Our obligations will not be subject to offset to the extent Dr. Harvey receives compensation from any subsequent employer. The definition of “cause” is the same as for Dr. Nagarkatti, as described above.

Termination due to death or disability. Our obligations will terminate on the last day of the month in which Dr. Harvey dies or on the date as of which he first becomes entitled to receive disability benefits under our long-term disability plan. We will pay to Dr. Harvey or his estate all accrued and unpaid base salary as of such date.

Reduction to avoid excise tax. If any payment or distribution would be subject to excise tax under Section 4999 of the Internal Revenue Code, then the payments will be decreased to the greatest amount that could be paid to Dr. Harvey such that receipt of the payments would not give rise to any such excise tax.

Post-employment restrictions. Dr. Harvey is subject to current and post-retirement confidentiality restrictions and non-competition and non-solicitation provisions of his employment agreement for two years following his employment. The agreement provides that Dr. Harvey will use his best efforts both during and after his employment with us to protect the confidential, trade secret and/or proprietary character of our confidential information. In addition, Dr. Harvey may not compete with us, directly or indirectly, and may not solicit our customers or employees at any time during his employment or for two years following the termination of his employment. Dr. Harvey will also disclose and assign his right in all of his work-related ideas, inventions, and discoveries to us except for patents currently held by Dr. Harvey developed outside of his employment with us.

Employment Agreements with Other Named Executive Officers. The Company has employment agreements with Dr. Wicks and Messrs. Hogan, Julien and Cottier that provide severance compensation, with an offset for monies earned elsewhere under certain defined situations, in the event of the cessation of employment with the Company or any of its subsidiaries after the occurrence of a “change in control.” “Change in control” is defined as:

—	a change in the composition of the majority of our Board of Directors;

—	an acquisition of more than 25% of our common stock or voting power, except certain acquisitions by specified types of affiliates;

—	a reorganization, merger, share exchange, or consolidation unless:

—	our shareholders possess more than 50% of the surviving company’s outstanding common stock and the combined voting power of the outstanding voting stock entitled to vote in the election of directors;

—

no person or group who did not own 25% or more of our common stock or the outstanding voting stock entitled to vote in the election of directors before the change in control owns 25% or more of the common stock or the outstanding voting stock entitled to vote in the election of directors of the surviving company; and

—	at least a majority of the Board of Directors of the surviving company were incumbent directors of our company before the change in control;

—	sale or disposition of all or substantially all of our assets; or

—	a shareholder-approved liquidation or dissolution of our company.

These employment agreements may be terminated with 60 days notice given by either the executive or us, provided that this 60-day termination right will no longer be available to us after a change in control. Unless notice is given to the contrary, the three-year term of the employment agreements is automatically extended for an additional year at the end of each agreement year. Compensation covered by the Employment Agreements is set annually by either the Compensation Committee or Board of Directors. After a change in control, the executive’s total cash compensation (base salary plus bonus) may not be reduced below the level in effect immediately prior to the change in control. After a change in control, if the executive’s employment terminates, the executive will continue to receive the same compensation through the remaining term of the employment agreement as severance. The amount of severance will be reduced by any compensation received by the executive for personal service from employment other than with us during the term of the agreement. No payments are made under the agreement if the cessation of employment is due to death. The section titled Potential Payments Upon Termination or Change In Control on page 35 provides a summary of potential payments.

Post-Employment Payments

Equity Awards. Except as otherwise described below, if a participant’s employment with us terminates for any reason, the participant’s right to exercise any options that have been held less than 12 months from the date of grant, which we refer to as the “non-exercise period,” terminates. The following provisions apply upon termination of employment after the lapse of the non-exercise period:

—

Termination without cause or retirement. The participant may exercise the unexercised portion of stock options at any time for twelve months after the date of termination in the case of termination of employment by us without cause. In the event of retirement, a participant may exercise the unexercised portion of stock options granted before the May 2, 2006 approval of amendments to our 2003 LTIP at any time during the twelve months following the date of retirement, or for options granted after the May 2, 2006 approval at any time for five years after the date of retirement. In the case of termination without cause, the participant may exercise the option to the extent that he or she could have exercised the option if the participant had remained employed during the twelve-month period. In the case of retirement, all options held by the participant vest immediately in full and may be exercised in whole or in part at any time during the applicable twelve month or five year periods, whether or not the non-exercise period has lapsed, but prior to the expiration of the option term.

“Cause” means the failure by a participant to perform his or her duties with us as a result of incompetence or willful neglect or the willful engaging in conduct which is injurious to us or an affiliate, monetarily or otherwise, as determined by our Compensation Committee in its sole discretion, including, without limitation, the existence of a conflict of interest or the commission of a crime, all as determined in good faith by our Board of Directors.

“Retirement” means the termination of employment after either attainment of age 65 or a retirement age specified in the provisions of a retirement plan maintained by us for our employees generally.

If the participant dies within this twelve month period in the case of termination of the participant’s employment by us without cause, or within the twelve month or five year period in the case of termination because of retirement of the participant, the option may be exercised at any time during the twelve months after the date of the death of the participant by his or her successor,

—

in the case of termination without cause, to the extent he or she could have exercised the option if the participant had remained employed during the twelve month period, without regard to the requirement of exercise within twelve months after termination of employment; or

—

in the case of retirement, to the extent of any or all of the options held by the participant, whether or not the non-exercise period has elapsed with respect to the options, without regard to the requirement of exercise within five years after termination of employment, but prior to the expiration of the option term.

Any unexercised portion will terminate immediately if and when the participant becomes an employee, agent or principal of one of our competitors, or of any affiliate, without our consent.

—

Termination due to death or disability. If employment is terminated because of death or disability while in our employ, options granted before May 2, 2006 may be exercised by the participant or by his or her personal representative at any time during the twelve-month period after the date of death or disability, whether or not the non-exercise period has elapsed. The exercise period is extended to five years for options issued after January 1, 2006. However, in no event may a participant exercise an option after its specified term expires.

“Disability” means that the participant is permanently and totally disabled within the meaning of Section 422(c)(6) of the Internal Revenue Code, which means that he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. All determinations as to the date and extent of disability of any participant will be made by our Compensation Committee upon the basis of such evidence, as it deems necessary or desirable.

If a participant dies within the exercise period following disability, the option may be exercised at any time during the period of twelve months after the date of death or before the expiration of the option term, whichever comes first, by a legal representative of the participant.

—

Termination for cause or voluntary termination. If an employee is terminated by us for cause or voluntarily terminates employment with us, any unexercised portion of any stock option granted to the employee will terminate with his or her termination of employment.

Performance Shares. If a participant’s employment with us terminates during a performance period because of retirement, the participant will be entitled to receive a number of performance shares (or payment therefore) at the end of the performance period based upon the extent to which achievement of performance targets was satisfied at the end of the period (as determined at the end of the performance period) and prorated for the portion of the performance period during which the participant was employed by us. If a participant’s employment with us or any affiliate terminates during a performance period because of death or disability, the participant will be entitled to receive a number of performance shares, or payment thereof, in the month following such separation from service as though achievement of one hundred percent of performance targets was satisfied at the end of such period and prorated for the portion of performance period during which the participant was employed by us or any affiliate. Except as provided above, if a participant’s employment terminates with us during a performance period, then the participant will not be entitled to any payment with respect to that performance period.

Severance Payments

Our employment agreements with Dr. Nagarkatti, Dr. Wicks and Messrs. Hogan, Julien and Cottier provide for severance compensation under various circumstances, as described above. The employment agreement with Dr. Harvey does not provide for severance payments.

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation payable to each of our named executive officers upon voluntary termination, retirement, involuntary termination with and without cause, termination following a change in control and in the event of disability or death of the executive. The definitions of such terms are contained in the descriptions of such benefits under the captions “Stock Options” and “Performance Shares”. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. Accelerated equity is the value of unexercised options that are shown in the table of Outstanding Equity Awards at Fiscal Year-End that would become exercisable upon termination as shown in the following table. The actual amounts to be paid out can only be determined at the time of such executive’s separation from our Company.

Jai P. Nagarkatti	Accelerated Equity (1)	Severance	Retirement Benefits (2)	Health (3)	Perquisites	Total Payments
Death	$ 1,935,925	$ n/a	$ 57,637	$ -	$ -	$ 1,993,562
Disability	1,935,925	n/a	57,637	44,754	-	2,038,316
Retirement	1,935,925	n/a	57,637	44,754	-	2,038,316
Termination-Voluntary	-	-	57,637	-	-	57,637
Termination-Involuntary Without Cause	1,080,987	660,000	57,637	-	-	1,798,624
Termination-Involuntary With Cause	-	-	57,637	-	-	57,637
Change In Control	1,935,925	1,980,000	57,637	-	-	3,973,562

Michael R. Hogan	Accelerated Equity (1)	Severance		Retirement Benefits (2)	Health (3)	Perquisites	Total Payments
Death	$1,831,142	$	n/a	$13,631	$-	$ -	$1,844,773
Disability	1,831,142		n/a	13,631	20,637	-	1,865,410
Retirement	1,831,142		n/a	13,631	20,637	-	1,865,410
Termination-Voluntary	-		-	13,631	-	-	13,631
Termination-Involuntary Without Cause	746,412		-	13,631	-	-	760,043
Termination-Involuntary With Cause	-		-	13,631	-	-	13,631
Change In Control	1,831,142		1,001,900	13,631	-	-	2,846,673

Franklin D. Wicks	Accelerated Equity (1)	Severance		Retirement Benefits (2)	Health (3)	Perquisites	Total Payments
Death	$1,831,108	$	n/a	$70,962	$-	$ -	$1,902,070
Disability	1,831,108		n/a	70,962	35,707	-	1,937,777
Retirement	1,831,108		n/a	70,962	35,707	-	1,937,777
Termination-Voluntary	-		-	70,962	-	-	70,962
Termination-Involuntary Without Cause	746,378		-	70,962	-	-	817,340
Termination-Involuntary With Cause	-		-	70,962	-	-	70,962
Change In Control	1,831,108		792,200	70,962	-	-	2,694,270

David W. Julien	Accelerated Equity (1)	Severance		Retirement Benefits (2)	Health (3)	Perquisites	Total Payments
Death	$1,831,108	$	n/a	$41,693	$-	$ -	$1,872,801
Disability	1,831,108		n/a	41,693	23,069	-	1,895,870
Retirement	1,831,108		n/a	41,693	23,069	-	1,895,870
Termination-Voluntary	-		-	41,693	-	-	41,693
Termination-Involuntary Without Cause	746,378		-	41,693	-	-	788,071
Termination-Involuntary With Cause	-		-	41,693	-	-	41,693
Change In Control	1,831,108		768,900	41,693	-	-	2,641,701

Gilles A. Cottier	Accelerated Equity (1)	Severance		Retirement Benefits (2)	Health (3)	Perquisites	Total Payments
Death	$1,186,148	$	n/a	$10,941	$-	$-	$1,197,089
Disability	1,186,148		n/a	10,941	-	-	1,197,089
Retirement	1,186,148		n/a	10,941	-	-	1,197,089
Termination-Voluntary	-		-	10,941	-	-	10,941
Termination-Involuntary Without Cause	308,938		-	10,941	-	-	319,879
Termination-Involuntary With Cause	-		-	10,941	-	-	10,941
Change In Control	1,186,148		675,700	10,941	-	-	1,872,789

(1)

Calculated as the closing market price per share of our common stock on December 31, 2007 less the option exercise price per share for the total number of options accelerated plus the closing market price per share of our common stock on December 31, 2007 for the total number of performance shares accelerated.

(2)

Participants in the Sigma-Aldrich Retirement Security Value Plan (RSVP) are entitled to the vested account balance upon termination of employment. The amounts shown in this table represent the excess of the vested account balance over the present value of accumulated benefits shown in the Pension Benefits Table shown on page 29.

(3)

The accumulated post-retirement benefit obligation as of November 30, 2007 pursuant to our retiree medical plan estimated using the methodology of Statement of Financial Accounting Standards No. 106, “Employer’s Accounting for Postretirement Benefits Other Than Pension.” These benefits are generally available to U.S. employees hired prior to July 1, 2000. All of the named executive officers, with the exception of Mr. Cottier who was not a U.S. employee as of July 1, 2000, were hired prior to July 1, 2000 and are eligible to participate in this plan.

Equity Compensation Plan Information

The 2003 LTIP authorizes issuance of the Company’s equity securities to employees or non-employees and was approved by the Company’s shareholders.

The following table shows the number of shares of common stock issuable upon exercise of outstanding options at December 31, 2007, the weighted average exercise price of those options, warrants and rights and the number of shares of common stock remaining available for future issuance at December 31, 2007 under the 2003 LTIP, excluding shares issuable upon exercise of outstanding options:

Equity Compensation Plan Table – December 31, 2007

Plan Category	Number of Shares of Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Stock Remaining and Available for Future Issuance Under Equity Compensation Plans (excluding shares to be issued upon exercise)
Equity Compensation Plans Approved by Security Holders:

Share Option Plans	2,160,255 (1)	$21.15	—

2003 Long-Term Incentive Plan (3)	5,052,241	31.87	4,615,331

Total	7,212,496		4,615,331

(1)

Includes 1,985,255 and 175,000 options outstanding under the Share Option Plans of 1987, 1995 and 2000, collectively, and the Directors’ Non-Qualified Share Option Plan of 1998, respectively. All plans were approved by the Company’s shareholders.

(2)	Shares subject to adjustment for stock splits and stock dividends.

(3)	During 2007, a total of 1,079,300 stock options were granted under the 2003 Long-Term Incentive Plan.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee of the Board of Directors has appointed KPMG LLP as independent registered public accountant to conduct the annual audit of the Company’s financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2008 and the Board of Directors has further directed that management submit the appointment of the Company’s independent registered public accountant for ratification by the shareholders. Although action by the shareholders in this matter is not required by the Company’s By-laws or otherwise, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment in light of the important role played by the independent registered public accountant in maintaining the integrity of the Company’s financial controls and reporting. If the shareholders fail to ratify the selection, the Audit Committee will investigate the reasons for shareholder rejection and consider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different firm at any time during the year if the Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of KPMG LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as independent registered public accountant for 2008.

AUDIT FIRM FEE SUMMARY

During 2007 and 2006, the Company retained its independent registered public accountant, KPMG LLP, to provide services in the following categories and amounts:

	2007	2006
Audit Fees	$2,669,000	$2,195,000
Audit-related Fees (1)	33,000	43,000
Tax-related Fees (2)	48,000	5,000

(1)	Relates to fees for audits of the Company’s employee benefit plans and other audit-related services.
(2)	Relates primarily to fees for tax compliance services.

Audit fees primarily represent the cost for the audit of the Company’s annual financial statements, reviews of SEC Forms 10-Q and 10-K and statutory audit requirements at certain non-U.S. locations.

In connection with the audit of the 2007 financial statements, the Company entered into an engagement agreement with KPMG LLP, which set forth the terms by which KPMG has performed audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The Audit Committee pre-approves all fees paid to KPMG LLP prior to the commencement of services. The Audit Committee has considered whether the provision of non-audit services by the Company's independent registered public accountant is compatible with maintaining auditor independence.

RELATED PARTY DISCLOSURE

In order to identify and address any concerns regarding related party transactions and their disclosures, the Company utilizes Directors and Officers Questionnaires and Business Conduct and Business Ethics Policies.

Directors and Officers Questionnaires

Annual Directors and Officers Questionnaires are distributed at the beginning of each year in order to identify related-party transactions. Within the questionnaire, Directors and Executive Officers are asked to identify and describe any transaction, or series of similar transactions, since January 1, 2007, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a participant, in which the dollar amount involved exceeded $120,000 and in which (i) the individual, (ii) any director or executive officer of the Company, (iii) any nominee for election as a director of the Company, (iv) any person known to the individual to own of record or beneficially more than 5% of the Company’s voting securities, (v) any member of the individual’s immediate family, or (vi) any entity which is owned or controlled by the foregoing persons, or any entity in which the foregoing persons has a substantial ownership interest or control of such entity had, or will have, a direct or indirect material interest. Responses provided within the Directors and Officers Questionnaires are reviewed by Executive Management to determine any necessary course of action.

Business Conduct and Business Ethics Policies

Guidelines regarding conflicts of interest are outlined within the Company’s Business Conduct Policy for employees of the Company and within the Business Ethics Policy for Directors of the Company. The Company’s Business Conduct Policy is available on the Company’s intranet and accessible to all employees. A thorough review of any exceptions to the Business Conduct Policy is performed by Internal Audit annually.

Upon hire, each employee is asked to read the Business Conduct Policy thoroughly, and submit an acknowledgement stating compliance. Management, as well as employees in positions having authority to commit or expend Company assets, or are in possession of material confidential Company information, are asked to complete and sign an annual compliance questionnaire. Also, an annual notice is sent to all employees directing them to reread and reacquaint themselves with the policy.

Sigma-Aldrich employees have a responsibility to always act in the Company’s best interest. Employees should never be influenced by personal considerations or relationships when making decisions that impact the Company. Potential conflicts of interest can arise if an employee or any member of his or her immediate family:

—	Acts as an employee, director, agent or consultant to any entity that is a competitor, customer or supplier of the Company;
—	Has greater than a 5% financial interest in any business with which the Company currently does business or competes;
—	Acquires any real property, leaseholds, patents or other property or rights in which the Company has an interest or is likely to have an interest;
—	Influences or directs Company business to a friend or relative;
—	Accepts other than nominal gifts from a customer, supplier, or other business associate of the Company; or
—

Accepts any loans or payments from a customer or supplier of the Company in exchange for a business transaction, acceptance of inflated pricing or unacceptable levels of service (i.e., quality below specifications or receipt of short shipments), or any other such treatment that negatively impacts the Company. Such payments may be considered bribes or kickbacks, and are strictly prohibited.

Employees should avoid any situations that may lead to a conflict of their personal interests and the interests of the Company.

Should a potential conflict of interest currently exist or develop in the future, employees are required to report the potential conflict in writing within 10 days to: (a) a Company Officer and (b) the Director, Internal Audit. Each situation will be reviewed to determine if the employee’s duties, or the duties of his or her subordinates, require making decisions that could be influenced by the potential conflict reported. If it is determined that a conflict of interest exists, the employee may be asked to eliminate the conflicting situation, be removed from the Company duty which causes the conflict of interest, be transferred to a new position where there is no conflict, or face disciplinary action, if appropriate.

Additionally, all potential conflicts of interest should be disclosed in the annual business conduct questionnaire so long as the situation continues, even if it has been previously reported. All conflicts identified in the Business Conduct Policy Review are investigated by Internal Audit and reviewed by the Disclosure Committee. The Director of Internal Audit will also present the high level results regarding any findings to the Audit Committee.

Directors are expected and required to uphold the same dedication to corporate ethics as the Company’s employees and executive officers. All Directors are asked to read the Business Ethics Policy thoroughly and complete and submit an acknowledgement stating compliance annually. Any findings are summarized by the Director of Internal Audit and communicated to the Audit Committee. The annual Directors and Officers Questionnaire also includes a statement regarding compliance with this Policy.

Directors have a responsibility to always act in the Company’s best interest. Directors should never be influenced by personal considerations or relationships when making decisions that impact the Company. A conflict of interest can arise when a director takes an action or has an interest that may make it difficult for him or her to carry out his or her responsibilities as a member of the Board objectively and effectively. Potential conflicts of interest can arise if a director or any member of his or her immediate family receives improper personal benefits as a result of being a director, including, but not limited to:

—	Acts as an employee, director, agent or consultant to any entity that is a competitor, customer or supplier of the Company while the Director is a member of the Board;
—	Has greater than a 5% financial interest in any business with which the Company currently does business or competes;
—	Acquires any real property, leaseholds, patents or other property, services or rights in which the Company has an interest or is likely to have an interest;
—	Influences or directs Company business to a friend or relative;
—	Accepts any gifts, other than nominal gifts, from a competitor, customer, supplier, or other business associate of the Company; or
—

Accepts any loans, guarantees of any obligations or payments from a customer or supplier of the Company in exchange for preferential business treatment. Such payments may be considered bribes or kickbacks, and are strictly prohibited.

Directors should avoid any situations that may lead to a conflict between their personal interests and the interests of the Company.

Should a potential conflict of interest currently exist or develop in the future, Directors are required to report the potential conflict in writing within 10 days to the Chair of the Audit Committee of the Board. Each situation will be reviewed to determine if the Director’s duties require making decisions that could be influenced by the potential conflict reported. If it is determined that a conflict of interest exists, the Director will be asked to eliminate the situation creating the conflict or to resign from the Board.

Additionally, all potential conflicts of interest should be disclosed in the annual Directors and Officers Questionnaire so long as the situation continues, even if it has been previously reported.

REPORT OF AUDIT COMMITTEE

To the Board of Directors of Sigma-Aldrich Corporation:

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2007.

Management is responsible for the Company’s financial reporting process including its system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accountant is responsible for auditing those financial statements and internal controls over financial reporting. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and some of us may not be, and do not represent ourselves to be or to serve as, registered accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accountant included in their report on the Company’s financial statements and internal controls over financial reporting. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accountant do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that our Company’s independent registered public accountant is in fact “independent”.

Management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. We received periodic reports on the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, we received periodic updates provided by management and the independent registered public accountant at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Committee with and the Committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting. We will continue to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2008.

We have discussed with the independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with those charged with Governance, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent registered public accountant required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the independent registered public accountant their independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in its Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 to be filed with the Securities and Exchange Commission.

We have also considered whether the provision of services by KPMG LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company Forms 10-Q in 2007 is compatible with maintaining the independence of KPMG LLP.

AUDIT COMMITTEE

W. Lee McCollum, Chairman Avi M. Nash Steven M. Paul D. Dean Spatz Barrett A. Toan

VOTE REQUIRED; OTHER MATTERS

The affirmative vote of the holders of a majority of the shares that are represented in person or by proxy at the Meeting and are entitled to vote on the subject matter is required to elect directors, to ratify the appointment of KPMG as the Company’s independent registered public accountant and to approve any other matters properly brought before the Meeting. Shares represented by proxies which are marked “withhold authority” with respect to the election of any one or more nominees as directors and proxies which are marked to abstain or vote against the ratification of the independent registered public accountant or to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the Meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against ratification of the independent registered public accountant and against such other matters, respectively. Shares not voted on one or more but less than all such matters on proxies returned by brokers will be treated as not represented at the Meeting as to such matter or matters and will thus have no effect.

The Company knows of no other matters to be presented for consideration at the Meeting. If any other matters are properly brought before the Meeting, the persons named in the accompanying proxy intend to vote or act with respect to items in accordance with their best judgment. The affirmative vote of the holders of the majority of shares represented at the meeting and entitled to vote on the subject matter is required for approval of any such other matters which are properly brought before the meeting.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Securities and Exchange Commission permits registrants to send a mailing containing a single annual report and proxy statement to any household at which two or more shareholders reside if the registrant believes they are members of the same family. The procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces the expense to the Company. The Company has not implemented this householding rule with respect to its record holders; however, a number of brokerage firms have instituted householding, which may impact certain beneficial owners of Common Stock. If your family has multiple accounts by which you hold Common Stock, you may have previously received a householding information notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the Proxy Statement or annual report, or wish to revoke your decision to household, and thereby receive multiple reports.

SHAREHOLDER PROPOSALS

Written proposals of shareholders to be included in the Proxy Statement and Proxy for the next Annual Meeting of Shareholders must be received at the Company’s principal executive office, 3050 Spruce Street, St. Louis, Missouri 63103, no later than November 21, 2008. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and Proxy in accordance with regulations governing the solicitation of proxies.

Under the Company’s amended By-laws, in order for a shareholder to nominate a candidate for director, or to bring other business before a shareholders’ meeting, timely notice must be given to and received by the Company in advance of the meeting. In the case of an annual meeting, ordinarily, such notice must be given and received not less than 90 nor more than 120 days before the first anniversary of the preceding year’s annual meeting (or between January 6, 2009 and February 5, 2009 in the case of the 2009 annual meeting of shareholders); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then such notice must be given by the shareholder and received by the Company not earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. In certain cases, notice may be delivered and received later if the number of directors to be elected to the Board of Directors is increased. In the case of a nomination, the shareholder submitting the notice must describe various matters as specified in the Company’s amended By-laws, including the name and address of each proposed nominee, his or her occupation and number of shares held, and certain other information. In the case of a proposal of other business, the notice must include a description of the proposed business (which must otherwise be a proper subject for action by the shareholders), the reasons therefore and other matters specified in the Company’s amended By-laws.

In the case of special meetings of shareholders, only such business will be conducted, and only such proposals will be acted upon, as are brought pursuant to the notice of the meeting. In the event the Company calls a special meeting of shareholders to elect one or more directors, any shareholder may nominate a candidate, if such shareholder complies with the timing and notice requirements contained in the amended By-laws. Proposals of other business may be considered at a special meeting requested in accordance with the amended By-laws only if the requesting shareholders give and the Company receives a notice containing the same information as required for an annual meeting at least 30 days prior to the earlier of the time the person so designated calls the meeting pursuant to Section 2.02 of the amended By-laws or the day on which public announcement of the date of the meeting is first made.

In the case of an annual or special meeting, the shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. Any such notice must be given to the Secretary of the Company, whose address is 3050 Spruce Street, St. Louis, Missouri 63103. Any shareholder desiring a copy of the Company’s Certificate of Incorporation, as amended, or amended By-laws will be furnished a copy without charge upon written request to the Secretary.

The time limits described above also apply in determining whether notice is timely for purposes of Rule 14a-4(c) under the Securities Exchange Act of 1934 relating to exercise of discretionary voting authority, and are separate from and in addition to the Securities and Exchange Commission’s requirements that a shareholder must meet to have a proposal included in the Company’s proxy statement for an annual meeting.

In each case, the proposals or notices described above must be submitted in writing to Richard A. Keffer, Secretary, Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103.

By Order of the Board of Directors,

Richard A. Keffer, Secretary

March 13, 2008

3050 SPRUCE STREET ST. LOUIS, MO 63103	FOR VOTING BY PHONE, INTERNET OR MAIL, PLEASE READ THE INSTRUCTIONS BELOW
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by SIGMA-ALDRICH in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To signup for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SIGMA-ALDRICH, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by phone or vote using the Internet, please do not mail your proxy.
THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: SIALD1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SIGMA-ALDRICH CORPORATION	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
This proxy will be voted FOR items 1 and 2 unless otherwise directed, and in the discretion of the proxies, on whatever other business may properly come before the meeting.	☐	☐	☐
The Board of Directors recommends a vote FOR the following:
Vote On Directors

1.        ELECTION OF DIRECTORS: 01) Rebecca M. Bergman, 02) David R. Harvey, 03) W. Lee McCollum, 04) Jai P. Nagarkatti, 05) Avi M. Nash, 06) Steven M. Paul, 07) J. Pedro Reinhard, 08) Timothy R.G. Sear, 09) D. Dean Spatz and 10) Barrett A. Toan.

Vote On Proposals	For	Against	Abstain

2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountant for 2008.	☐	☐	☐

If stock is owned in joint names, all owners must sign. If signing for estates, trusts or corporations, please indicate title or capacity.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a Notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

March 21, 2007

Dear Shareholder:

The annual meeting of Shareholders of Sigma-Aldrich Corporation will be held at the Company’s Life Science and High Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103 at 11:00 A.M, Central Daylight Time, on Tuesday, May 6, 2008.

It is important that these shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials. You may sign, date and return this proxy card or you may vote by telephone or Internet.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

(To be signed on reverse side)

By signing on the reverse, the shareholder(s) hereby appoint(s) D. DEAN SPATZ and J. PEDRO REINHARD, or either of them, the true and lawful attorneys-in-fact, agents and proxies, with the power of substitution and revocation, as their representatives at the Annual Meeting of Shareholders of SIGMA-ALDRICH CORPORATION to be held at the Company’s Life Science and High Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103 on May 6, 2008, at 11:00 A.M., Central Daylight Time (including all adjournments thereof), and there to vote all shares of stock which the shareholder is entitled to vote, with all powers which the shareholder would possess if personally present.

This proxy also provides voting instructions for shares held by Fidelity Management Trust Company, the trustee for the Sigma-Aldrich 401(k) Retirement Savings Plan, and directs such trustee to vote, as indicated on the reverse side of this card, any shares allocated to this account in this plan. The trustee will vote these shares as you direct. If a valid card is not received by May 5, 2008, the shares credited to this account will not be voted.

Signer(s) hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement, each dated March 13, 2008, and hereby revokes all proxies heretofore given by the undersigned for said meeting. This proxy may be revoked prior to its exercise.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. Shares represented by this proxy, when properly executed, will be voted as directed or, if directions are not indicated, will be voted in accordance with the Board of Directors’ recommendations. The Proxies cannot vote these shares unless you sign and return this card.

(change of address and/or comments)

(If you have given a change of address and/or comments, please mark the corresponding box on the reverse side of this card.)